Conformed Copy

                              GRACE DEARBORN
                   WORLDWIDE PURCHASE AND SALE AGREEMENT

             AGREEMENT dated as of March 11, 1996 by and between
        W. R. GRACE & CO.-CONN. ("Grace") and BETZ LABORATORIES,
        INC. ("Buyer").

        W I T N E S S E T H :

             WHEREAS, the Dearborn Business (as hereinafter defined) is conducted by Grace and certain of its subsidiaries and affiliates (as identified on Exhibit A-1 hereto) in more than fifty countries including Argentina, Australia, Bahrain, Belgium, Bolivia, Brazil, Canada, Chile, Colombia, the Czech Republic, Denmark, the Dominican Republic, Ecuador, El Salvador, Finland, France, Germany, Greece, Guatemala, Hong Kong, Hungary, India, Indonesia, Ireland, Italy, Japan, Kuwait, Malaysia, Mexico, the Netherlands, New Zealand, Norway, Panama, Paraguay, Peru, the Philippines, Poland, Portugal, Russia, Saudi Arabia, Singapore, South Africa, Spain, Sweden, Switzerland, Taiwan, Thailand, Trinidad, Turkey, the United Arab Emirates, the United Kingdom, the United States, Uruguay and Venezuela;

             WHEREAS, Grace desires to sell the Dearborn Business to Buyer and Buyer desires to purchase the Dearborn Business from Grace by means of the transfer from Grace and its subsidiaries to Buyer and its subsidiaries of certain assets and liabilities of the Dearborn Business including, but not limited to, the partnership interests of the limited partnership conducting the Dearborn Business in the United States, the capital stock of the Grace subsidiaries conducting the Dearborn Business in Belgium, Canada, France, the Netherlands and Sweden, and the capital stock owned by Grace in a joint venture company in India; and

             WHEREAS, in certain countries, the Dearborn Business is operated and managed by Grace and its subsidiaries in combination with other Grace businesses using shared facilities and the services of shared employees, and in some cases such facilities and employees will be retained by Grace and its subsidiaries and services made available to Buyer and its subsidiaries for a transitional period, while in other cases such facilities and employees will be transferred to Buyer and its subsidiaries and services made available to Grace and its subsidiaries for a transitional period;

             NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree as follows:

                                 ARTICLE 1
                                DEFINITIONS

             For purposes of this Agreement, including the Schedules and Exhibits hereto, the defined terms set forth in this Article and in Exhibits A-1, A-2 and B shall have the meanings set forth in this Article or in such Exhibits. All Article and Section numbers and Schedule and Exhibit references used in this Agreement refer to Articles and Sections of this Agreement and Schedules and Exhibits attached hereto or delivered simultaneously herewith, unless otherwise specifically described.

             "Ancillary Agreements" means the agreements described in Section 3.4. "Ancillary Agreement" means one of the Ancillary Agreements.

             "Business Day" means a day that is not a Saturday or Sunday, nor a day on which banks are generally closed in New York City nor, with respect to the determination of the LIBOR Rate, a day on which banks are generally closed in London, England.

             "Buyer" means Betz Laboratories, Inc., a Pennsylvania corporation.

             "Buyer Group" means, collectively, Buyer and its Subsidiaries and, at any time after the Closing, the Transferred Companies and Transferred Joint Ventures.

             "Buyer Indemnified Group" has the meaning given such term in Section 14.2.

             "Buyer Plans" means the employee benefit plans or arrangements maintained by the Buyer Group. "Buyer Plan" means one of the Buyer Plans.

             "Buying Companies" means, collectively, Buyer and each of the Subsidiaries of Buyer listed in Exhibit A-2 and each of the Subsidiaries of Buyer to which Buyer transfers the right to purchase any portion of the Total Dearborn Assets, Transferred Shares, Transferred Interests or Transferred Investments pursuant to Section 19.5. "Buying Company" means one of the Buying Companies.

             "CERCLA" means the Comprehensive Environmental
        Response, Compensation, and Liability Act, 42 U.S.C. SECTION9601 et seq.

             "Chromium Claims" means all Cleanup claims, statutory and common law tort claims, product liability claims, and Natural Resource Damage Claims relating to chromium compounds and salts thereof generated, stored, used, disposed of, treated, handled, shipped or sold by the Dearborn Business or any predecessor thereof on or before the Closing Date, including such chromium compounds and salts thereof that are emitted, released, transported from or disposed of at or from a Customer Site.

             "Claimant" has the meaning given such term in Section
        14.5(a).

             "Cleanup" means those actions required to: (i) clean up, remove, treat or remediate Hazardous Substances in the outdoor environment; (ii) prevent the release of Hazardous Substances so that they do not migrate, endanger or threaten to endanger public health or the outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care; or
        (iv) respond to any requests by any Governmental Authority for information or documents in any way related to cleanup, removal, treatment or remediation of Hazardous Substances in the outdoor environment.

             "Closing" means the actions described in Sections 3.3 through 3.6 to be taken by the Buying Companies and the Selling Companies and certain of their affiliates.

             "Closing Assumption Agreements" means the assumption agreements to be executed and delivered by the Buying
        Companies at the Closing.

             "Closing Conveyance Documents" means the deeds, bills of sale, assignments and other instruments of conveyance to be executed and delivered by the Selling Companies at the Closing.

             "Closing Date" means the date on which the Closing occurs.

             "Closing Statement" has the meaning given such term in
        Section 4.4.

             "Closing Working Capital Assets", "Closing Working
        Capital Liabilities" and "Closing Net Amount" have the respective meanings given such terms in Section 4.2.

             "Code" means the Internal Revenue Code of 1986, as amended.

             "Confidentiality Agreement" has the meaning given such term in Section 8.1.

             "Continued Dearborn Business Employees" means the Continued Employees and the employees of the Transferred Companies and Transferred Joint Ventures. "Continued Dearborn Business Employee" means one of the Continued Dearborn Business Employees.

             "Continued Employees" has the meaning specified in
        Section 12.2(b).  "Continued Employee" means one of the
        Continued Employees.

             "Current Employees" has the meaning specified in
        Section 12.2(a).  "Current Employee" means one of the
        Current Employees.

             "Damages" has the meaning given such term in Section
        14.1.

             "Dearborn Belgium Shares" means all of the shares of capital stock of the Dearborn Belgium Subsidiaries directly owned by Grace Belgium.

             "Dearborn Belgium Subsidiaries" means: (a) Grace Dearborn N.V., a Belgian corporation in which Grace Belgium owns 98.97% of the capital stock and Alexim N.V. owns 1.03% of the capital stock; (b) Alexim N.V., a Belgian corporation in which Grace Belgium owns 94.5% of the capital stock and Grace Dearborn N.V. owns 5.5% of the capital stock; and (c) Finac N.V., a Belgian corporation in which Alexim N.V. owns 88% of the capital stock and Grace Dearborn N.V. owns 12% of the capital stock.

             "Dearborn Business" means the business conducted by the Selling Companies, the Transferred Companies and the Transferred Joint Ventures of providing (a) water treatment chemicals, support equipment and consulting services to prevent corrosion, scale and microbiological growth in industrial utility waters, heating, cooling and steam generation applications, and industrial wastewater applications for clarification, sludge de-watering, odor control and water recycling; (b) process chemicals, support equipment and related consulting services to optimize and protect processing systems for the production of pulp and paper, refined petroleum products and petrochemicals, sugar and alcohol; (c) chemicals for the protection and cleaning of industrial cooking and sterilizing equipment for canned food; (d) paint detackification products and services to remove paint sludge from water wash paint spray systems;
        (e) chemicals, equipment and consulting services for the treatment of process waters in the mining and processing of metal ores; and (f) the provision of polynaphthalene sulfonate, polyacrylate and polymethacrylate dispersants and consulting services for use in the petrochemical, oil recovery, and rubber industries. The term "Dearborn Business" does not include the business conducted by the Grace Group of providing products, equipment and consulting services useful for the bioremediation of contaminated water, soils or process streams by either the Daramend or bioreactor technologies, the business conducted by the Grace Group of providing chemicals and other products and consulting services useful in servicing and maintaining vessels used in salt and fresh water, or the business of providing polynaphthalene sulfonate, polyacrylate and polymethacrylate superplasticizers for the construction industry.

             "Dearborn Business Employees" means the Current Employees and employees of the Transferred Companies and the Transferred Joint Ventures. "Dearborn Business Employee" means one of the Dearborn Business Employees.

             "Dearborn Canada" means Grace Dearborn, Inc., an
        Ontario corporation and a wholly owned Subsidiary of Dearborn International.

             "Dearborn Canada Shares" means all of the issued and outstanding shares of capital stock of Dearborn Canada.

             "Dearborn Financial Statements" has the meaning specified in Section 5.6.

             "Dearborn France" means Grace Service Chemicals S.A., a French corporation and a wholly owned Subsidiary of Grace France.

             "Dearborn France Shares" means all of the issued and outstanding shares of capital stock of Dearborn France.

             "Dearborn India JV" means Dearborn I.E.I. (India)
        Private Ltd., an Indian corporation in which Grace holds a 51% equity interest.

             "Dearborn India JV Shares" means the shares of capital stock of the Dearborn India JV owned by Grace.

             "Dearborn Japan JV" means Nippon Dearborn K. K., a
        Japanese corporation in which Dearborn Netherlands owns a 50% equity interest.

             "Dearborn Japan JV Shares" means the shares of capital stock of the Dearborn Japan JV owned by Dearborn
        Netherlands.

             "Dearborn Netherlands" means Grace Dearborn B.V., a
        Netherlands corporation in which Grace Netherlands owns a 97.14% equity interest and Dearborn International owns a 2.86% equity interest.

             "Dearborn Netherlands Shares" means all of the issued and outstanding shares of capital stock of Dearborn
        Netherlands.

             "Dearborn Sweden" means Grace Dearborn AB, a Swedish corporation and a wholly owned Subsidiary of Grace AB.

             "Dearborn Sweden Shares" means all of the issued and outstanding shares of capital stock of Dearborn Sweden.

             "Dearborn U.S." means Dearborn USA, Limited
        Partnership, a Delaware limited partnership in which Grace is the sole general partner and owns a 1% partnership interest and LB Realty, a wholly owned Subsidiary of Grace, is the sole limited partner and owns a 99% partnership interest.

             "DOJ" means the United States Department of Justice.

             "Employee Benefits Agreement" means the Ancillary
        Agreement referred to in Section 3.4(a).

             "Environmental Costs" means those costs relating to, or in connection with, Environmental Law, Cleanup
        (including costs paid by Buyer to third parties for such third party's Cleanup costs), consulting and technical costs, Damages, restitution, and monitoring costs.

             "Environmental Law" means any law, regulation, rule, ordinance, by-law, or order of any Governmental Authority, as in effect from time to time, that relates to or otherwise imposes liability, obligations, or standards with respect to pollution, the protection of the environment or the protection of human health, including, without limitation, any liability, obligations or standards with respect to the investigation or remediation of releases of Hazardous Substances into the environment.

             "Executives" means the following executives of the Dearborn Business: Ian Priestnell, President of Grace Dearborn & General Manager of Water Treatment Services; Gregory S. McCoy, Vice President and Chief Financial Officer; John A. Kelly, Vice President, Research & Development; Jan Chrillesen, Vice President & General Manager, Paper Industry Services; John A. Stilwell, Vice President & General Manager, Asia Pacific; Stephen F. Werbe, Vice President and General Manager - Europe; Donald
        J. Crawford, Vice President & General Manager, North America; Juan Carlos Staibano, Vice President & General Manager - Latin America; Richard P. Clifford, Director - Global Manufacturing & Logistics; with respect to environmental matters set forth in Sections 5.8, 5.14, 5.18 and 14.2A, Mark Stoler, Chief Environmental, Health and Safety Counsel of WRG; and, with respect to employee benefit matters set forth in Sections 5.8, 5.12, 5.13, 5.16 and 5.18 and Article 12, Jason G. Albert, Director, Global Benefits Planning.

             "Expatriate Agreements" has the meaning specified in
        Section 12.10.  "Expatriate Agreement" means one of the
        Expatriate Agreements.

             "Expatriate Employees" has the meaning specified in
        Section 12.10.  "Expatriate Employee" means one of the
        Expatriate Employees.

             "Financial Exchange Rate" has the meaning specified in
        Section 2.4(a).

             "FTC" means the United States Federal Trade
        Commission.

             "Governmental Authorities" means all entities exercising executive, legislative, judicial, regulatory or administrative functions of government, whether the scope of such functions are transnational, national, or limited to certain states, provinces, municipalities or other political subdivisions, including, but not limited to, agencies, departments, boards, commissions or other instrumentalities of any country or any political subdivisions thereof in which the Dearborn Business is being conducted by the Grace Group. "Governmental Authority" means one of the Governmental Authorities.

             "Grace" means W. R. Grace & Co.-Conn., a Connecticut corporation and a wholly owned Subsidiary of WRG.

             "Grace Brazil" means Grace Brasil S.A., a wholly owned Subsidiary of Grace.

             "Grace Group" means, collectively, WRG, its Subsidiaries and, at any time prior to the Closing, the Transferred Companies and Transferred Joint Ventures.

             "Grace Indemnified Group" has the meaning given such term in Section 14.3.

             "Grace Severance Arrangement" has the meaning specified in Section 12.6(a).

             "Grace Sweden" means Grace AB, a Swedish corporation and a wholly owned Subsidiary of Grace.

             "Hazardous Substances" means (a) petroleum or petroleum products; (b) hazardous substances, hazardous wastes, hazardous materials, radioactive materials, contaminants, pollutants, or toxic substances as defined under or regulated by Environmental Law; or (c) any other chemical, material or substance, the presence or release of which in or into the environment is regulated by any Governmental Authority.

             "HSR Act" means the U.S. Hart-Scott-Rodino Antitrust
        Improvements Act of 1976, as amended, and the rules and regulations thereunder.

             "Insurance Procedures Agreement" means the Ancillary
        Agreement referred to in Section 3.4(c).

             "Intellectual Property Licenses" means all licenses of intellectual property that: (a) are between one or more of the Selling Companies or the Transferred Companies and any Person that is not a member of the Grace Group, and (b) either by their terms are assignable or for which consent to assignment to a member of the Buyer Group has been obtained.

             "Intellectual Property Rights" means:

             (A) all intellectual property which (i) is owned by the Grace Group; (ii) is used directly and exclusively in the Dearborn Business or has been developed or is under development for exclusive use in the Dearborn Business; and
        (iii) is included in one of the following categories:

                  (1)  all invention disclosures and Patents
                       (referred to by Grace's internal reference number), the Trademarks, the United States and foreign copyright registrations, renewals and applications to register copyrights including, but not limited to, such previously recited items as are listed on Schedule 5.15(a) (hereinafter the "Scheduled Intellectual Property");

                  (2)  all inventions, formulae, processes,
                       designs, know-how, show-how, manufacturing know-how, trade secrets, computer software and technical manuals and documentation which are not included within subparagraph
                       (1) above;

                  (3) all unregistered: trade names, brandnames, trademarks, service marks, certification marks, trade dress, designs and logos, assumed names and other indications of origin, including, but not limited to, the DEARBORN name (excluding, however, the use of the DEARBORN name in combination with the GRACE name);

                  (4) all goodwill symbolized by or associated with any item of subparagraph (3) above; and

                  (5)  all unregistered copyrights; and

             (B) license rights to all other intellectual property which is (i) used in or necessary to the Dearborn Business or (ii) has been developed or is under development for use in the Dearborn Business, including, but not limited to, all Patents, inventions, formulae, processes, designs, know-how, show-how, manufacturing know-how, trade secrets, computer software, and technical manuals and documentation, and all other proprietary information that is shared by the Dearborn Business and Grace's other businesses, and with respect to which exclusive rights within the field of the Dearborn Business have been granted to Dearborn U.S. by the Dearborn USA, Limited Partnership Intellectual Property License and Assignment Agreement dated November 30, 1995 between Grace and Dearborn U.S. and the First Amendment thereto and will be assigned to Buyer by operation of the Grace Dearborn Intellectual Property License and Assignment Agreement referred to in Section 3.4(f).

             "Knowledge" means the actual knowledge of such individuals, after due inquiry.

             "LIBOR Rate" means the rate per annum in effect on the Closing Date for one month U.S. dollar deposits in the London Interbank Market as published in The Wall Street
        Journal.

             "Liens" means liens, security interests, pledges, charges, voting trusts or agreements or other encumbrances.

             "Litigation Expenses" has the meaning given such term in Section 14.1(c).

             "Local Purchase Prices" has the meaning specified in
        Section 2.3. "Local Purchase Price" means one of the Local Purchase Prices.

             "Material Adverse Effect" means a material adverse effect on the (a) business, assets or liabilities, employee relationships, supplier relationships, customer relationships, financial condition or results of operations of the Dearborn Business, in each case taken as a whole,
        (b) the ability of the Selling Companies and the Transferred Companies to conduct the Dearborn Business in the manner in which it is currently conducted, or (c) the ability of the Selling Companies and the Transferred Companies to consummate the transactions contemplated by the Transaction Documents without material delay or impairment.

             "Material Contracts" has the meaning given such term in Section 5.11. "Material Contract" means one of the Material Contracts.

             "Natural Resource Damage Claims" means all actions arising under Environmental Law relating to natural resource damage or the restoration of natural resources, which actions arise from or result from the release, discharge, disposal, spill, storage or transportation of Hazardous Substances generated, stored, used, disposed of, treated, handled, shipped or sold by the Dearborn Business or any predecessor thereof on or before the Closing Date.

             "NPL" has the meaning given such term in Section
        5.14(a).

             "Patents" means all United States and foreign patents, patent applications, patent disclosures, including all reissues, divisions, continuations, continuations-in-part, substitutions or extensions of any of the foregoing.

             "Payment Exchange Rate" has the meaning specified in
        Section 2.4(b).

             "Person" means any individual, partnership, firm, trust, association, corporation, joint venture, unincorporated organization, other business entity or Governmental Authority.

             "Price Waterhouse" means Price Waterhouse LLP.

             "Salaried Dearborn Business Employee" has the meaning given such term in Section 12.6(a).

             "Scheduled Closing Date" has the meaning given such term in Section 3.1.

             "Seller Plans" means the employee benefit plans or arrangements maintained by the Grace Group.

             "Selling Companies" means, collectively, Grace and each of the subsidiaries of Grace listed in Exhibit A-1.
        "Selling Company" means one of the Selling Companies.

             "Subsidiaries" means entities in which either Grace or Buyer, respectively, own directly or indirectly 50% or more of the voting power or other similar interests.
        "Subsidiary" means one of the Subsidiaries.

             "Surviving Intercompany Accounts" means amounts payable or receivable as of the Closing that are (a) included in Total Dearborn Assets, Total Dearborn Liabilities or the assets or liabilities of one of the Transferred Companies, and (b) are payable to or receivable from a unit of the Grace Group whether or not a part of the Dearborn Business for (i) products and services supplied in the ordinary course of the Dearborn Business or the business of such other Grace unit, (ii) reimbursement of selling expenses relating to the sale of Dearborn Business products, (iii) reimbursement of personnel costs for Dearborn Business Employees, (iv) royalties or (v) reimbursement of Dearborn dedicated research expenses. Surviving Intercompany Accounts do not include amounts due to or from any member of the Grace Group (other than a unit of the Dearborn Business) for management or administrative services or other internal Grace Group allocations.

             "Swedish Holding Company" means Dearborn Holdings AB, a Swedish corporation and a wholly owned Subsidiary of Grace.

             "Swedish Holding Company Shares" means all of the issued and outstanding capital stock of the Swedish Holding Company.

             "Tax" or "Taxes" means any United States federal, state, local or foreign taxes including, but not limited to, taxes on or measured by income or estimated income, alternative or add-on minimum tax, gross receipts, sales, use, ad valorem, franchise, capital stock, transfer, gains, profit, license, employees' withholding, foreign person withholding, backup withholding, social security, occupation, unemployment, disability, excise, severance, stamp, premium, value added taxes, taxes on services, real property, personal property, production, inventory and merchandise, business privilege, or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority whether or not disputed.

             "Tax Procedures Agreement" means the Tax Procedures
        Agreement referred to in Section 3.4(b).

             "Tax Return" means any return, report or other information required to be filed with any Taxing Authority with respect to any Tax, including any declaration of estimated tax or information return.

             "Taxing Authority" means any Governmental Authority responsible for, and having jurisdiction over, the assessment, determination, collection or other imposition of Taxes.

             "Total Dearborn Assets" has the meaning given such term in the Definitions Schedule.

             "Total Dearborn Liabilities" has the meaning given such term in the Definitions Schedule.

             "Total Excluded Assets" has the meaning given such term in the Definitions Schedule.

             "Total Excluded Liabilities" has the meaning given such term in the Definitions Schedule.

             "Total Purchase Price" has the meaning specified in
        Section 2.2.

             "Toxic Tort Claims" means common law or statutory toxic tort actions relating to loss of life or injury to persons or property, where such actions arise or result from the actual or alleged release, discharge, disposal, spill, storage, transportation, treatment or generation of Hazardous Substances, including, but not limited to, the release, discharge, disposal, spill or storage of Hazardous Substances contained in products supplied to customers of the Dearborn Business or any predecessor thereof, provided that such Hazardous Substances were generated, stored, used, disposed of, treated, released, handled, shipped or sold by the Dearborn Business or any predecessor thereof on or before the Closing Date; except that Toxic Tort Claims do not include Chromium Claims.

             "Trademarks" means (i) all applications to register and registrations of all tradenames, trademarks, service marks, logos and designs by any Governmental Authority, including, without limitation, the United States Patent and Trademark Office; (ii) all renewals of any of the preceding and (iii) all goodwill symbolized thereby or associated therewith.

             "Transaction Documents" means this Agreement, the Ancillary Agreements, the Closing Assumption Agreements, the Closing Conveyance Documents and all other documents executed at the Closing. "Transaction Document" means one of the Transaction Documents.

             "Transferred Companies" means the Dearborn Belgium Subsidiaries, Dearborn Canada, Dearborn France, Dearborn Netherlands, the Swedish Holding Company, Dearborn Sweden and Dearborn U.S. "Transferred Company" means one of the Transferred Companies.

             "Transferred Interests" means the 1% partnership interest in Dearborn U.S. held by Grace and the 99% partnership interest in Dearborn U.S. held by LB Realty.

             "Transferred Investment" means the Dearborn India JV
        Shares.

             "Transferred Joint Ventures" means Dearborn India JV and Dearborn Japan JV. "Transferred Joint Venture" means one of the Transferred Joint Ventures.

             "Transferred Shares" means the Dearborn Belgium
        Shares, the Dearborn Canada Shares, the Dearborn France
        Shares, the Dearborn Netherlands Shares and the Swedish
        Holding Company Shares.

             "Transitional Services Employees" means the employees of the Grace Group who are designated at Grace's sole discretion, after Grace's good faith consultation with Buyer, as employees available to provide substantial transitional services to the Dearborn Business on and after the Closing Date, but who are not Dearborn Business Employees. "Transitional Services Employee" means one of the Transitional Services Employees.

             "Undisclosed Employee Liabilities" means all liabilities and obligations to present or former employees of the Dearborn Business who are not Continued Dearborn Business Employees or Transitional Services Employees who become employees of the Buyer Group except for those (i) disclosed or reflected in the 1995 Dearborn Statement of Net Assets, (ii) disclosed on any Schedule to Articles 5 or 12 of this Agreement or (iii) disclosed on the Data Room Schedule.

             "Undisclosed Product Liabilities" means all liabilities and obligations arising from the sale or distribution of products by the Dearborn Business prior to the Closing Date except for those (i) disclosed or reflected in the 1995 Dearborn Statement of Net Assets,
        (ii) disclosed on any Schedule to Article 5 of this Agreement or (iii) disclosed on the Data Room Schedule.

             "U.S. GAAP" means United States generally accepted accounting principles.

             "Valuation Date" means the Closing Date.

             "WRG" means W. R. Grace & Co., a New York corporation, the parent company of Grace.

                                 ARTICLE 2
                 SALE OF DEARBORN BUSINESS, PURCHASE PRICE

             2.1 Sale of Business. On the terms and subject to the conditions of this Agreement, at the Closing, Grace shall sell and shall cause the other Selling Companies to sell and Buyer shall purchase and shall cause the other Buying Companies to purchase the Dearborn Business as follows: the Selling Companies shall convey the Total Dearborn Assets owned by the Selling Companies, the Transferred Shares, the Transferred Interests and the Transferred Investment to the Buying Companies, and in exchange therefor, the Buying Companies shall assume the Total Dearborn Liabilities of the Selling Companies and shall pay the Local Purchase Prices (which in the aggregate shall equal the Total Purchase Price).

             2.2 Total Purchase Price. "Total Purchase Price" means US $632 million, plus or minus any adjustments under Sections 4.3, 4.A, 4.AA, 4.B and 4.C, and subject to further adjustment as described in Section 2.5. The Total Purchase Price shall be allocated among the Local Purchase Prices as provided in Section 2.3.

             2.3 Local Purchase Prices. The "Local Purchase Price" for each country in which a portion of the Dearborn Business is to be conveyed from one of the Selling Companies to one of the Buying Companies, whether by the transfer of assets, the transfer of capital stock or the transfer of partnership interests, shall mean the portion of the Total Purchase Price allocated to the conveyance in such country (which allocation shall be made in accordance with the agreed upon fair market values of the portion of the Total Dearborn Assets and the Dearborn Business located in each country), provided that the aggregate of the Local Purchase Prices shall equal the Total Purchase Price.
        Grace and Buyer have agreed to the Local Purchase Price for each such country as set forth in Exhibit B (the "Allocation"). Prior to the Closing Date, Grace and Buyer shall, in good faith, negotiate a specific allocation, in accordance with the Allocation, that complies with the requirements of Section 1060 of the Code and any other applicable provision of state, local or foreign Tax law (the "Specific Allocation"). Each of the Grace Group and the Buyer Group shall, except for allocations relating to expenses incurred in the transactions contemplated herein which are included in the purchase price for Buyer, be bound by the Allocation and the Specific Allocation for all Tax purposes including the preparation and filing of Tax Returns. In the event that the Allocation or the Specific Allocation is disputed by any Taxing Authority, the party receiving notice of the dispute shall promptly notify the other party hereto concerning the resolution of such dispute. Buyer and Grace each agrees to file Internal Revenue Service Form 8594, and all federal, state, local and foreign Tax Returns, using consistent allocations (except for allocations relating to expenses incurred in the transactions contemplated herein which are included in the purchase price for Buyer) in accordance with the Specific Allocation. Buyer and Seller each agrees to provide the other promptly with any other information required to complete Form 8594. Buyer and Grace may make material modifications to the Allocation and the Specific Allocation only by mutual consent. If there is an adjustment to the Total Purchase Price pursuant to this Agreement, Buyer and Grace shall modify the Allocation and the Specific Allocation so that the adjustment is allocated to the country where it relates or as Buyer and Grace otherwise mutually agree.

             2.4  Exchange Rates.

                  (a)  Except as otherwise provided in Section
        2.4(b), wherever the terms of this Agreement require that, for purposes of determining the amount of any payment or the value of any asset or liability, an amount expressed in a currency other than U.S. dollars be translated as of a specified date into U.S. dollars, or that an amount expressed in U.S. dollars be translated as of a specified date into the currency of another country, such amount shall be translated using a rate to be mutually agreed upon by Grace and Buyer (the "Financial Exchange Rate"). Translation of financial statements will be determined in accordance with U.S. GAAP. Each Local Purchase Price described in Exhibit B shall be expressed in U.S. dollars using the Financial Exchange Rate for the applicable local currency for the Valuation Date, provided that the aggregate of all Local Purchase Price shall equal the Total Purchase Price.

                  (b) The amounts to be paid in local currency in Brazil and Colombia and any other countries pursuant to Sections 3.6 and 4.7 shall be converted from U.S. dollars into local currency using a rate to be mutually agreed upon by Grace and Buyer (the "Payment Exchange Rate").

             2.5 Special Purchase Price Adjustment. If all of the conditions to the obligations of the Buying Companies under this Agreement except for the condition set forth in
        Section 10.3(b) have been fulfilled because one or more of the Buying Companies is unable to complete the purchase of a portion of the Dearborn Business in one or more countries because it does not obtain the consent or approval of a Governmental Authority (including, without limitation, the expiration of any waiting periods or any consent or approval contemplated by Section 10.3(b)), Grace shall have the right to elect to have the Buying Companies and the Selling Companies proceed with the Closing of the sale of the Dearborn Business in all other countries by giving Buyer written notice of such election, in the manner provided in Section 18.1, at any time prior to termination of this Agreement pursuant to Section 13.1. If Grace so elects to proceed with the Closing:

                  (a) Notwithstanding the provisions of Section 3.1, the Closing shall occur on the date specified by Grace in such written notice, which date shall be no less than five Business Days following the date such notice is delivered to Buyer; provided, however, that such date shall not be earlier than the Scheduled Closing Date. At the Closing, the Selling Companies shall complete the conveyances to the Buying Companies provided for in Section
        3.3 except for any conveyance that the parties are unable to complete as a result of the failure to obtain such consent or approval (each such conveyance not completed at the Closing is hereinafter referred to as a "Suspended Conveyance" and any business that is subject to a Suspended Conveyance is hereinafter referred to as a "Retained Business"). The existence of one or more Suspended Conveyances shall not affect any of the actions of the parties to be taken at the Closing or their respective obligations under this Agreement, except as otherwise specifically provided in this Section.

                  (b)  At the Closing, (i) each of the Buying
        Companies shall make the purchase price payments due to the Selling Companies under Section 3.3 (in the manner provided in Section 3.6) except for payment due with respect to any Suspended Conveyance, and (ii) Buyer shall pay to Grace the full amount of the purchase price due to the Selling Companies under Section 3.3 for each Suspended Conveyance. Buyer shall also be responsible for any post-Closing adjustment payments attributable to such Suspended Conveyance pursuant to Article 4.

                  (c) (i) Buyer and Grace will work together to agree upon the manner in which a Retained Business should be operated from the Closing Date until it is conveyed pursuant to paragraphs (d) or (e) hereof (the "Interim Period"), in compliance with applicable law and in accordance with the following principles: each Selling Company that has retained a Retained Business may retain title to the Retained Business or may transfer the Retained Business to a newly formed Subsidiary that is wholly owned directly or indirectly by Grace at Grace's sole cost and expense. To the maximum extent permissible by applicable law, Buyer shall operate the business thereof and make decisions in connection therewith. In all other respects, Grace shall cause each Selling Company that has a Retained Business (or each Subsidiary to which such Retained Business has been transferred) to continue to operate such Retained Business in the geographic areas in which it was operated prior to the Closing in the ordinary course of business, consistent with past practice. Such Selling Company or Grace Subsidiary, as applicable, shall be deemed to have been granted licenses by the Buyer Group to use all Intellectual Property Rights previously used by such Selling Company in connection with the Retained Business and shall pay royalties to Buyer (or a designated member of the Buyer Group) in exchange for such licenses in the amount, if any, provided for in the agreements between such Selling Company or Grace Subsidiary, as applicable, and other members of the Grace Group in effect prior to the Closing. If such Suspended Conveyance involves the retention by such Selling Company of the capital stock of a Transferred Company or Transferred Joint Venture, such Transferred Company or Transferred Joint Venture shall continue operating the Retained Business and shall be granted such licenses and pay such royalties. If no agreement previously existed between the Selling Company or Grace Subsidiary and other members of the Grace Group providing for royalties, the license to continue operating the Retained Business provided for herein shall be on a royalty free, paid-up basis.

                       (ii) If Grace gives Buyer notice of its
        election pursuant to this Section 2.5, at the Closing and at all times thereafter, Buyer shall have the option in its sole discretion upon three days written notice to Grace of having the Retained Business conveyed to it without regard to whether or not the consent or approval of the relevant Governmental Authority with respect to the Suspended Conveyance has been obtained. If Buyer decides to exercise the option pursuant to this subsection (ii) such that the business otherwise subject to the Suspended Conveyance shall be conveyed to Buyer at the Closing, then the payment of the Local Purchase Price relating to such business will be made as otherwise set forth in this Agreement and not as contemplated by Section 2.5(b)(ii).

                  (d)  Subject to Section 2.5(e), each Selling
        Company or Grace Subsidiary, as applicable, that is operating a Retained Business shall proceed as expeditiously as possible and use reasonable efforts to sell such Retained Business to a purchaser that is not an affiliate of the Buyer Group or the Grace Group (an "Independent Purchaser"); the manner of such sale (which may be by way of "auction" or other competitive bidding process, negotiated sale or other manner deemed appropriate) and the terms of any such sale shall be subject to the approval of Buyer, to the extent permitted by applicable law, which approval shall not be unreasonably withheld or delayed. Upon the closing of any such sale, Grace shall pay to Buyer, as an adjustment of the Total Purchase Price, the proceeds of such sale, which amount shall be net of expenses directly related to such sale (but shall not be reduced by any Taxes incurred in connection with such sale, but the liability for transfer taxes shall be allocated in accordance with Section 6(b) of the Tax Procedures Agreement) which amount shall be adjusted to reflect Buyer's entitlement (on an economic basis) to the earnings of the Retained Business during the Interim Period and Grace's entitlement to reimbursement for the costs relating to capital expenditures incurred with Buyer's consent, with interest on such net amount.

                  (e) At Buyer s request, any Selling Company or Grace Subsidiary, as applicable, operating a Retained Business shall delay all efforts to achieve a sale to an Independent Purchaser for a period ending no later than 15 months after the Closing Date to permit the Buyer Group to obtain all consents and approvals of Governmental Authorities required for the purchase by the Buyer Group of the Retained Business. If the Buyer Group obtains all such consents and approvals, such Selling Company or Grace Subsidiary, as applicable, shall convey the Retained Business to a member of the Buyer Group designated by Buyer. The purchase price for the assets and business so conveyed shall be adjusted to reflect Buyer's and Grace's respective entitlement in accordance with the provisions of the last sentence of Section 2.5(d).

                  (f)  Buyer agrees to reimburse Grace for
        reasonable out-of-pocket expenses related to the sale or attempted sale of a Retained Business pursuant to Section 2.5(e) (other than Taxes incurred in connection with such sale, but the liability for transfer taxes shall be allocated in accordance with Section 6(b) of the Tax Procedures Agreement) to the extent not deducted from the proceeds thereof in accordance with the terms of Section 2.5(d). No overhead or administrative cost charged by WRG, Grace or any member of the Selling Group to a Retained Business will be reimbursed unless its incurrence was approved in advance by Buyer.

                                 ARTICLE 3
                                  CLOSING

             3.1 Scheduled Closing Date. The "Scheduled Closing Date" shall be (a) the latest of (i) Friday, June 7, 1996,
        (ii) the first Friday that is a Business Day at least five Business Days following the fulfillment or waiver of the conditions set forth in Sections 10.3 and 11.3 assuming the other conditions to Articles 10 and 11 are satisfied at the Closing and (iii) if the Dearborn Business suffers a Material Adverse Effect on or after the date hereof which adversely affects Buyer's ability to obtain financing, the first Friday after the date Buyer has available the necessary financing; provided, however, that such date shall not be later than 30 days after the later to occur of clauses (i) and (ii) hereof.

             3.2 Time and Place of Closing, Simultaneity. The Closing shall take place on the Scheduled Closing Date at 10:00 a.m. U. S. Eastern Time at the offices of Grace, One Town Center Road, Boca Raton, Florida, U.S.A., and at such other time and place as may be applicable under the laws of any other country or as Grace and Buyer mutually agree.
        All of the actions to be taken and documents to be executed and delivered at the Closing shall be deemed to be taken, executed and delivered simultaneously, and no such action, execution or delivery shall be effective until all actions to be taken and executions and deliveries to be effected at the Closing are complete, except as otherwise specifically provided for herein.

             3.3  Conveyances at the Closing; Payments.  At the
        Closing:

                  (a)  the Selling Companies shall execute,
                       acknowledge and deliver to the Buying
                       Companies special warranty deeds, notarial deeds, bills of sale, endorsements, assignments and other instruments of sale, conveyance, transfer and assignment in order to effectively transfer to the Buying Companies all right, title and interest of the Selling Companies in the Total Dearborn Assets, the Transferred Shares, the Transferred Interests and the Transferred Investment;

                  (b)  the Buying Companies shall pay to the
                       Selling Companies, on account of the Total
                       Purchase Price, an aggregate amount equal to US $632 million, plus or minus the best joint estimate by Grace and Buyer of the price adjustment under Section 4.AA, and plus or minus the price adjustments under Sections 4.A, 4.B and 4.C, except that (i) if the parties have not reached agreement with respect to a price adjustment under
                       Section 4.A(c), then for the sole purpose of computing the payment under this Section, Buyer's position with respect to such adjustment shall be deemed to be correct and
                       (ii) if the parties have not reached
                       agreement with respect to a price adjustment under Section 4.B or 4.C in circumstances in which such agreement is necessary, then for the sole purpose of computing the payment under this Section, there shall be deemed to be no adjustment; provided, however, nothing set forth herein shall limit or otherwise affect Buyer's right to indemnification under Section 4.B or 4.C following the Closing; and

                  (c)  the Buying Companies shall execute,
                       acknowledge and deliver to the Selling
                       Companies assumption agreements in order to effectively assume the Total Dearborn
                       Liabilities.

        Each document of transfer or assumption referred to in this Article that is not attached as an Exhibit hereto shall be in customary form for the country to which it pertains, shall be reasonably satisfactory in form and substance to the parties thereto, but shall contain no representations, warranties, covenants and agreements other than those specifically contemplated by this Agreement. The Buying Companies and the Selling Companies shall also execute and deliver such other agreements, instruments and documents to effect, confirm or evidence the transactions contemplated by this Agreement as any other party hereto shall reasonably request. Buyer may request that, in lieu of instruments of conveyance, a Selling Company convey specified assets by delivering possession thereof, where they are then located, to the appropriate Buying Company.

             3.4 Ancillary Agreements. Each of the following agreements (the "Ancillary Agreements"), other than the agreements referred to in subsection (e), shall be executed and delivered by the parties thereto at the Closing or, if such agreements are being executed and delivered simultaneously with this Agreement, such agreements shall become effective at the Closing:

                       (Exhibits C and D Intentionally Omitted.)

                  (a)  Employee Benefits Agreement among Grace,
                       Buyer and certain Subsidiaries of Grace and Buyer in the form of Exhibit E.

                  (b)  Tax Procedures Agreement between Grace and
                       Buyer concerning certain Tax matters, in the form of Exhibit F.

                  (c) Insurance Procedures Agreement between WRG and Buyer in the form of Exhibit G.

                  (d) Toll Manufacturing Agreements between the Buying Companies and the Selling Companies for production of Dearborn Business products following the Closing by the Selling Companies at the production facilities owned by the Selling Companies located at Quilmes, Argentina; Fawkner, Australia; Bogota, Colombia; Hong Kong; Toluca, Mexico; Porirua, New Zealand; Canlubang, Philippines; Singapore; Capetown, South Africa; Barcelona, Spain; and Samutprakain, Thailand, the principal terms of which are set forth on Exhibit H.

                  (e)  Dearborn USA, Limited Partnership
                       Intellectual Property License and Assignment
                       Agreement executed on November 30, 1995 by and between Grace and Dearborn U.S., and the First Amendment thereto, providing for royalty-free, exclusive licenses to Dearborn U.S. within the field of the Dearborn Business to the DARA-Trademarks, the Grace Dearborn Trademark, and the Grafted Water Soluble Intellectual Property Rights as those terms are defined therein (Exhibit I).

                  (f) Grace Dearborn Intellectual Property License and Assignment Agreement between Grace and Buyer, providing for the assignment to Buyer of (1) the agreement described in paragraph
                       (e) above and (2) rights to the DAREX
                       Trademark, and a royalty-free, exclusive license to Buyer within the field of the Dearborn Business to use intellectual property which is shared by the Dearborn Business and Grace's other businesses (Exhibit J).

                  (g) Transition Administrative Services Agreement between Grace and Buyer, the principal terms of which are set forth in Exhibit K.

                  (h) Swedish Toll Manufacturing Agreement between Dearborn Sweden and Grace AB, the principal terms of which are set forth in Exhibit H.

                        (Exhibit L Intentionally Omitted.)

                  (i) Lease Agreement for continued production at Grace Construction Products plant located at Dearborn s Widnes, England plant, the principal terms of which are set forth on Exhibit M.

                  (j) Site separation agreements for Soracaba, Brazil and Valencia, Venezuela, the principal terms of which are set forth on Exhibit N-1 and N-2.

                  (k)  Leasing arrangements for shared
                       administrative and sales offices and
                       warehouses in Atlanta, Georgia, Oslo,
                       Norway, Helsinki, Finland, Santiago, Chile,
                       Helsingborg, Sweden and other locations, the principal terms of which are set forth on Exhibit O-1 and O-2.

             3.5  Intentionally Omitted.

             3.6 Method of Closing Payments. All payments at the Closing by the Buying Companies to the Selling Companies shall be made by means of a single payment by Buyer, for itself and as agent for the other Buying Companies, to Grace, for itself and as agent for the other Selling Companies, by means of a wire transfer to Grace's account #016-001257 at Chemical Bank, ABA #021-000-128, except as follows:

                  (a) the payment to be made by Buyer Brazil at the Closing pursuant to Section 3.3 with respect to the Brazilian Purchase Price shall be paid to Holdings Brazil at the offices of Tozzini, Freire, Teixeira e Silva, Rua Libero Badaro, 293-20 Andar, Sao Paulo, Brazil, in immediately available funds in Brazilian Reals;

                  (b) the payment to be made by Buyer Colombia at the Closing pursuant to Section 3.3 to Grace Colombia with respect to the Colombian Purchase Price-Grace Colombia and to Aquatec Colombia with respect to the Colombian Purchase Price-Aquatec Colombia shall be paid at the offices of Camacho & Co., Calle 72 No. 5-83, 6o. Piso, Bogota, Colombia, in Colombian Pesos;

                  (c) one or more payments to be made by Buyer or a member of the Buyer Group in the event that Buyer exercises its right to elect to obtain local financing in a country listed on the Local Financing Exhibit for the purchase of equity of a Transferred Company or assets relating to the Dearborn Business, provided that Buyer shall indemnify and make whole the Grace Group for any costs and expenses incurred as a result of currency exchange rates and foreign currency transaction fees directly attributable to this subsection (c); and

                  (d)  at the option of Grace, by means of an
                       installment note having the terms set forth in the Schedule to this Section and having such other terms as Grace and Buyer shall mutually agree.

        The amount of the payments to be made at the Closing in Brazil and Colombia and pursuant to Section 3.6(c) shall be first determined in U.S. dollars and then converted into local currency using the Payment Exchange Rate on the Business Day preceding the Closing Date.

             3.7 Further Assurances of the Selling Companies. At any time and from time to time after the Closing, at the request of Buyer or any of the other Buying Companies, with the expense thereof borne in accordance with Article 17, the Selling Companies shall, and shall cause the other members of the Grace Group to, execute and deliver, or cause to be executed and delivered, all such deeds, assignments, and other documents, and take or cause to be taken all such other actions, as Buyer or any of the other Buying Companies reasonably deems necessary or desirable to put the Buying Companies in actual possession or operating control of the Total Dearborn Assets and the Transferred Companies, and of Grace's rights with respect to the Transferred Investment, or to more fully and effectively vest in the Buying Companies, or to confirm their title to and possession of, the Total Dearborn Assets, the Transferred Shares, the Transferred Interests and the Transferred Investment, including, without limitation, all reasonable actions necessary to effectively transfer all of the Selling Companies' interests in any of such assets as to which the consent of any third party to the transfer thereof shall not have been obtained prior to Closing.

             3.8 Further Assurances of the Buying Companies. At any time and from time to time after the Closing, at the request of Grace or any of the other Selling Companies, with the expense thereof borne in accordance with Article 17, the Buying Companies shall, and shall cause the other members of the Buyer Group to, execute and deliver, or cause to be executed and delivered, all such documents, and take or cause to be taken all such other actions, as Grace or any of the other Selling Companies reasonably deems necessary or desirable to more fully and effectively divest Grace and the other Selling Companies of responsibility for the Total Dearborn Liabilities and incidents of ownership of the Total Dearborn Assets, the Transferred Shares, the Transferred Interests and the Transferred Investment, including, without limitation, all reasonable actions necessary to effectively transfer all of the Selling Companies' obligations with respect to any of such assets as to which the consent of any third party to the transfer thereof shall not have been obtained prior to Closing.

             3.8A Total Excluded Assets and Total Excluded Liabilities. On or prior to the Closing Date, Grace shall
        (a) cause all rights, properties and other assets of the Transferred Companies that are Total Excluded Assets to be sold, assigned or otherwise conveyed by the Transferred Companies to Grace or Grace's designees (which designees shall in no event include any of the Transferred Companies), and Grace or such transferee shall assume all liabilities (absolute, accrued, contingent or otherwise, known or unknown) and obligations related to such Total Excluded Assets, and (b) assume or cause one of its designees (which designees shall in no event include any of the Transferred Companies) to assume all liabilities and obligations of the Transferred Companies that are Total Excluded Liabilities. The sale, assignment or conveyance of such Total Excluded Assets and the assumption of such Total Excluded Liabilities shall not create any liabilities (absolute, accrued, contingent or otherwise, known or unknown) or obligations of the Transferred Companies that shall survive the Closing; provided, however, that to the extent Grace does not sell, assign, or convey the Total Excluded Assets pursuant to clause (a) or assume the Total Excluded Liabilities pursuant to clause (b) prior to the Closing Date, Grace shall continue to sell, assign, convey or assume (or cause to be sold, assigned, conveyed or assumed) the Total Excluded Assets or Total Excluded Liabilities after the Closing Date and shall remain liable for such Total Excluded Liabilities. Grace shall be solely responsible for the costs and expenses associated with the transfer of such Total Excluded Assets and the assumption of related liabilities and obligations. The costs and expenses relating to the assumption of such Total Excluded Liabilities shall be paid in accordance with Article 17.


                                 ARTICLE 4
                 PURCHASE PRICES; POST-CLOSING ADJUSTMENTS

             4.1  Physical Inventory Count; Closing of Books.

                  (a) The Selling Companies shall take a physical count of Dearborn Business inventories of the Transferred Companies and the Selling Companies at or within two weeks prior to the Valuation Date. Buyer and its representatives shall have the opportunity to observe such inventory count. Such inventory count shall be taken (1) in Brazil, the United States, Canada, the United Kingdom, Germany, Sweden, Belgium and the Netherlands, in accordance with the locations' inventory taking procedures as incorporated in the Dearborn Business 1995 work papers of Price Waterhouse
        (2) for other Dearborn Business locations as requested by Buyer, in accordance with past practices or (3) as otherwise agreed to by Grace and Buyer.

                  (b)  The Buying Companies and the Selling
        Companies or their representatives shall cooperate to close the books of the Transferred Companies, and, to the extent necessary for purposes of this Article, to close the accounting records pertaining to the Dearborn Business of each of the Selling Companies, as of 11:59 p.m. local time on the Valuation Date.

             4.2  Definitions.

                  (a) "Closing Working Capital Assets" means the aggregate amount, as of 11:59 p.m. local time on the Closing Date, of cash, accounts receivable, inventories and other current assets that are included in the Total
        Dearborn Assets.

                  (b) "Closing Working Capital Liabilities" means the aggregate amount, as of 11:59 p.m. local time on the Closing Date, of accounts payable, income taxes and other current liabilities that are included in the Total Dearborn Liabilities. Other current liabilities will include an accrual for vacation entitlement for 1996 determined on a pro rata basis for the year.

                  (c) "Closing Net Amount" means the amount of the Closing Working Capital Assets less the amount of the Closing Working Capital Liabilities.

                  (d)  "1995 Dearborn Statement of Net Assets"
        means a special purpose combined and consolidated statement of net assets of the Dearborn Business, other than the Total Excluded Assets and the Total Excluded Liabilities, as of the close of business on December 31, 1995, prepared in conformity with U.S. GAAP, and accompanied by a report of Price Waterhouse stating whether the 1995 Dearborn Statement of Net Assets has been prepared, in all material respects, in accordance with the terms of this Agreement and with U.S. GAAP.

                  (e) "1995 Dearborn Statement of Pretax Income" means a special purpose combined and consolidated statement of pretax income of the Dearborn Business for the year ended December 31, 1995 (which includes a line item Contribution Margin determined on the basis specified in the Schedule to this Section), prepared on a basis recognizing that the Dearborn Business is not stand-alone, which basis of presentation will be described in Note 1 thereto, and in conformity with U.S. GAAP, and accompanied by a report of Price Waterhouse, which will include a schedule of audit adjustments, stating whether the 1995 Dearborn Statement of Pretax Income, in all material respects, presents fairly the pretax results of operations of the Dearborn Business for 1995 on the basis of presentation described in Note 1 and in conformity with U.S. GAAP.

                  (f)  "1995 Working Capital Assets" means the
        aggregate amount, as shown on the 1995 Dearborn Statement of Net Assets, of the cash, accounts receivable, inventories and other current assets of the Dearborn
        Business.

                  (g) "1995 Working Capital Liabilities" means the aggregate amount, as shown on the 1995 Dearborn Statement of Net Assets, of the accounts payable, income taxes and other current liabilities of the Dearborn Business.

                  (h)  "1995 Net Amount" means the 1995 Working
        Capital Assets less the 1995 Working Capital Liabilities.

                  (i) "Contribution Margin" has the meaning given such term in the Schedule to this Section.

                  (j) "1995 Contribution Margin Amount" means the aggregate amount of the Contribution Margin of the Dearborn Business for 1995, as shown on the 1995 Dearborn Statement of Pretax Income.

                  (k) "Non-Recurring Event" means any event that would not be reasonably expected to have any significant effect on the Contribution Margin of the Dearborn Business for 1996 or subsequent years.

                  (l)  "Earnings Multiple" means 9.

             4.3 Computations. The Closing Net Amount shall be determined in U.S. dollars on a going concern basis, in accordance with U.S. GAAP applied on a basis consistent with the accounting principles used in the preparation of the 1995 Dearborn Statement of Net Assets, and using the same account classifications, closing procedures and levels of materiality as those used in the preparation of the 1995 Dearborn Statement of Net Assets. If Buyer is able to establish that the representation in Section 5.6 with respect to the 1995 Dearborn Statement of Net Assets was inaccurate, then both the 1995 Dearborn Statement of Net Assets and the Closing Net Amount shall be restated using the corrected accounting principles and levels of materiality that would cause such representation to be accurate, and the Total Purchase Price shall be adjusted accordingly. All amounts deemed paid and discharged pursuant to Section 16.3 or retained or assumed by any member of the Grace Group (or for which Grace has agreed to indemnify the Buyer Group) as of the Closing Date in accordance with any of the Ancillary Agreements, shall be excluded from the assets and liabilities to be considered in the calculation of the Closing Net Amount.

             4.4 Closing Statement. As soon as practicable after the Closing, but in no event later than 120 calendar days after the Closing, Grace shall deliver to Buyer a statement setting forth Grace's determination of the Closing Net Amount (the "Closing Statement"), together with a report of Price Waterhouse stating whether the Closing Net Amount shown on the Closing Statement has been determined, in all material respects, in accordance with the terms of this Agreement. Upon and after delivery to Buyer of the Closing Statement, Buyer's independent accountants accompanied by Buyer shall, upon request, be given access to Price Waterhouse's working papers to facilitate Buyer's review of the Closing Statement.

             4.A  Pre-Closing Financial Statements Price
        Adjustments.

                  (a) 1995 audited statements. As promptly as practicable after the date of this Agreement, but in no event later than April 10, 1996, Grace shall deliver to Buyer the audited 1995 Dearborn Statement of Net Assets and 1995 Dearborn Statement of Pretax Income.

                  (b)  Working capital adjustment.  The Total
        Purchase Price shall be increased by the amount, if any, by which the 1995 Net Amount exceeds US $71.9 million or decreased by the amount, if any, by which the 1995 Net Amount is less than US $71.9 million.

                  (c)  Contribution Margin adjustment.

                       (i)  Not later than 15 calendar days after
        delivery of the 1995 Dearborn Statement of Pretax Income, Grace shall deliver a statement to Buyer as to the amount, if any, of the price adjustment under this subsection as computed by Grace, together with a schedule of all audit adjustments made in the preparation of the 1995 Dearborn Statement of Pretax Income, indicating which are due to Non-Recurring Events. Buyer and Grace agree that the audit adjustments set forth on such schedule will be the only items which the parties may dispute in connection with the calculation of the Contribution Margin adjustment.

                       (ii) If the 1995 Contribution Margin Amount exceeds US $70.5 million, there shall be no resulting price adjustment.

                       (iii) If the 1995 Contribution Margin Amount is less than US $70.5 million, the following shall apply:

                            (A)  There shall be no resulting price
        adjustment with respect to that portion of the shortfall in the 1995 Contribution Margin Amount which is attributable to Non-Recurring Events.

                            (B)  That portion of the shortfall in
        the 1995 Contribution Margin Amount which is attributable to Non-Recurring Events shall be subtracted from the total shortfall, and US $625,000 shall be deducted from the resulting amount.

                            (C)  If the amount computed pursuant to
        subsection (c)(iii)(B) of this Section is greater than zero, then such amount as so computed shall be multiplied by the Earnings Multiple and the Total Purchase Price shall be decreased by the resulting amount. Such resulting amount is the "Contribution Margin Adjustment."

             4.AA Post-Closing Financial Statement Price
        Adjustment. The Total Purchase Price shall be increased by the amount of any increase, or decreased by the amount of any decrease, in the amount of the Closing Net Amount from the 1995 Net Amount.

             4.5 Acceptance. If Buyer does not object to the Closing Net Amount shown on the Closing Statement delivered by Grace, by written notice of objection delivered to Grace within 60 calendar days after Buyer's receipt of such statement, describing in reasonable detail each of its proposed adjustments to Grace's determination thereof, then the Closing Net Amount shown on the Closing Statement shall be final and binding on all parties to this Agreement. If Buyer does not object to the amount of the Contribution Margin Adjustment shown on the statement delivered by Grace under Section 4.A(c)(i), by written notice of objection delivered to Grace within 60 calendar days after Buyer's receipt of such statement, describing in reasonable detail each of Buyer's proposed adjustments to the price reduction as computed by Grace, then the Contribution Margin Adjustment as proposed by Grace shall be final and binding on all parties to this Agreement.

             4.6  Non-Acceptance, Resolution of Disputes.

                  (a) If Buyer objects to the Closing Net Amount shown on the Closing Statement or the Contribution Margin Adjustment as shown on Grace's statement under Section 4.A(c)(i) within the time period specified in Section 4.5, then Buyer and Grace shall promptly endeavor to agree upon the proper amount of all items in dispute. If a written agreement resolving any disputed item has not been reached within 45 calendar days after the date of receipt by Grace of Buyer's notice of objection to the Closing Net Amount or the Contribution Margin Adjustment, then either Grace or Buyer may, by notice to the other refer their differences to a "Big Six" accounting firm to be agreed upon, other than Price Waterhouse or Buyer's independent accountants (the "CPA Firm"). The CPA Firm, acting as experts and not as arbitrators, shall determine in accordance with the terms of this Article the differences so submitted, including the determination of what adjustments, if any, must be made in one or more of the items reflected in the Closing Statement delivered by Grace pursuant to Section
        4.4 in order for the Closing Net Amount to be determined in accordance with the provisions of this Agreement or in one or more components of the Contribution Margin Adjustment as shown on the statement delivered by Grace under Section 4.A(c)(i) in order for the Contribution Margin Adjustment to be determined in accordance with the provisions of this Agreement. In any determination by the CPA Firm of an adjustment to the Contribution Margin Adjustment, Grace shall have the burden of proving the extent to which any shortfall was caused by a Non-Recurring Event. The determination of the CPA Firm shall be determined in accordance with the provisions of this Agreement and shall be final and binding on all parties to this Agreement.

                  (b) The fees and expenses of the CPA Firm for any determination under this Article shall be shared as follows: if the dispute involves the Closing Net Amount, Grace shall bear a portion of such fees and expenses equal to the total amount of such fees and expenses multiplied by a fraction, the numerator of which shall be the difference between the Closing Net Amount as determined by the CPA Firm and the Closing Net Amount as finally proposed by Grace, and the denominator of which shall be the difference between the Closing Net Amount as finally proposed by Buyer and the Closing Net Amount as finally proposed by Grace; or, if the dispute involves the Contribution Margin Adjustment, Grace shall bear a portion of such fees and expenses equal to the total amount of such fees and expenses multiplied by a fraction, the numerator of which shall be the difference between the Contribution Margin Adjustment as determined by the CPA Firm and the Contribution Margin Adjustment as finally proposed by Grace, and the denominator of which shall be the difference between the Contribution Margin Adjustment as finally proposed by Buyer and the Contribution Margin Adjustment as finally proposed by Grace. Buyer shall bear the remainder of such fees and expenses.

                  (c)  Nothing herein shall be construed to
        authorize or permit the CPA Firm to (i) determine any question or matter whatsoever under or in connection with this Agreement or any other Transaction Document except the determination of what adjustments, if any, must be made in one or more of the items reflected in the Closing Net Amount as shown on the Closing Statement delivered by Grace in order for the Closing Net Amount to be determined in accordance with the provisions of this Agreement, or in one or more components of the Contribution Margin Adjustment as shown on the statement delivered by Grace under Section 4.A(c)(i) in order for the Contribution Margin Amount to be determined in accordance with the provisions of this Agreement, (ii) determine a Closing Net Amount that is outside of the range between the Closing Net Amounts as finally proposed by Grace and Buyer, respectively, or a Contribution Margin Adjustment that is outside of the range between the Contribution Margin Adjustments as finally proposed by Grace and Buyer, respectively, or (iii) to make any change to the dollar amounts specified in Section 4.A, which amounts have been established by agreement of the parties and may not be changed except in accordance with
        Section 19.6. Nothing herein shall be construed to require the CPA Firm to follow any rules or procedures of any arbitration association. Grace and Buyer each shall provide each other and the CPA Firm full access to the books and records, any other information, including work papers of its accountants, and to any of its employees to the extent necessary for any determination under this Article.

             4.B  Pre-Closing Adjustment for Certain Additional
        Liabilities.

                  (a)  In the event of a Major Undisclosed
        Liability, as to which Buyer notifies Grace prior to Closing, the Total Purchase Price shall be reduced as provided in this Section.

                  (b)  For purposes of this Section,

                       (i)  An Undisclosed Liability means any
        liability, determinable or contingent (other than a current liability), that was not (1) reflected in the 1995 Dearborn Statement of Net Assets or (2) disclosed as of the date hereof on any schedule to Articles 5 or 12 of this Agreement or the Data Room Schedule as of the date hereof. Liabilities for pensions in Germany or the Netherlands, or for employee severance indemnity or premium payments in Brazil, Colombia, Venezuela, Italy or France, shall not in any event be Undisclosed Liabilities, whether or not they are reflected in the 1995 Dearborn Statement of Net Assets or described in any schedule to this Agreement.

                       (ii) A Major Undisclosed Liability means an
        Undisclosed Liability that either (a) should be reflected, as of the Closing, on a balance sheet prepared in accordance with U.S. GAAP, or (b) is such that the reasonable estimate, as of the Closing, of the actual amount of loss or payment that will directly result from the Undisclosed Liability, is US $500,000 or more, determined separately for each Undisclosed Liability.

                  (c) Except as provided in subsection (d) of this Section, the amount of the price reduction for a Major Undisclosed Liability shall be, (1) if the Major Undisclosed Liability should be reflected, as of the Closing, on a balance sheet prepared in accordance with U.S. GAAP, the amount that should be so reflected, and (2) in all other cases, an amount equal to the reasonable estimate, as of the Closing, of the actual amount of loss or payment that will directly result from the Major Undisclosed Liability.

                  (d)  This Section shall not entitle the Buying
        Companies to any price adjustment with respect to matters as to which the Buying Companies otherwise are entitled to be indemnified by the Selling Companies under this Agreement or any of the Ancillary Agreements.

             4.C Adjustment for Certain Conveyancing Problems. In the event that any asset, property or right transferred or to be transferred to the Buying Companies under this Agreement, other than (i) items that would be reflected on a balance sheet as current assets and (ii) rights under contracts or arrangements for the sale of Dearborn products to third parties, requires the consent of a third party for an effective transfer to the Buying Companies, such consent is not obtained, and as a direct result thereof, the Buying Companies are unable to use such asset, property or right in the Dearborn Business substantially as used by the Grace Group prior to the Closing, then the Total Purchase Price shall be decreased by an amount equal to the present value (using a discount rate of 10%) of the reasonable incremental cost to the Buying Companies (net of any reduction in costs, such as rent expense, resulting from the non-transfer of the asset) of obtaining a substantially similar replacement. If such cost is to be incurred in a currency other than U.S. dollars, the amount of the price reduction shall be computed in U.S. dollars using the applicable exchange rate, as of the Valuation Date, referred to in Section 2.4(a). If the asset is the Grace Group's ownership interest in the Dearborn India JV or the Dearborn Japan JV, the parties stipulate that the applicable price adjustments under this Section will be US $100,000 and US $300,000 respectively.

             4.D Termination Option. In the event that, in Grace's reasonable good faith judgment, the aggregate effect of the provisions of Sections 4.A(c), 4.B and 4.C will result in a reduction of the Total Purchase Price of US $60 million or more, Grace will have the option in its sole discretion to terminate this Agreement, unless Buyer shall stipulate that the total of such price reductions shall in any event be less than US $60 million. If such option is not exercised, nothing set forth herein shall limit or otherwise affect the amounts due pursuant to Sections 4.A(c), 4.B and 4.C whether such adjustments are paid at Closing or otherwise. Grace's delivery of any statement indicating the amount of one or more price reductions, even if in excess of the amount specified in the prior sentence, shall not be deemed to be a waiver of Grace's option to terminate this Agreement pursuant to this Section.

             4.7  Payment of Adjustments.

                  (a) (i) Promptly after the Closing Net Amount has been finally determined, Grace shall deliver to Buyer a statement of the Total Purchase Price reflecting the final Closing Net Amount. After receipt of such statement, the Allocation and the Specific Allocation shall be amended to reflect the Total Purchase Price as so adjusted, as Grace and Buyer shall mutually agree, giving effect to the country or countries which account for any such adjustment.

                       (ii) No later than 15 calendar days after delivery by Grace of the statement of the Total Purchase Price as adjusted for the final Closing Net Amount, all resulting Local Purchase Price adjustments shall be settled simultaneously based on such statement. If any such resulting Local Purchase Price exceeds the amount previously paid with respect thereto, the appropriate Buying Company shall pay the amount due to the appropriate Selling Company in the manner provided in Section 4.7(c); if any such resulting Local Purchase Price is less than the amount previously paid with respect thereto, the appropriate Selling Company shall refund the amount of the overpayment to the appropriate Buying Company in the manner provided in Section 4.7(c). If at the time of settlement Grace and Buyer have not agreed on the amended Allocation and Specific Allocation, Grace on behalf of the Selling Companies shall pay to Buyer on behalf of the Buying Companies the aggregate amount of any net overpayment, or Buyer on behalf of the Buying Companies shall pay to Grace on behalf of the Selling Companies the aggregate amount of the net payment due.

                  (b) (i) Promptly after the Contribution Margin Adjustment has been finally determined, Grace shall deliver to Buyer a statement of the Total Purchase Price reflecting the final Contribution Margin Adjustment. After receipt of such statement, the Allocation and the Specific Allocation shall be amended to reflect the Total Purchase Price as so adjusted, as Grace and Buyer shall mutually agree, giving effect to the country or countries which account for any such adjustment.

                       (ii) If Grace delivers the statement of the Total Purchase Price as adjusted for the final Contribution Margin Adjustment after the Closing, then not later than 15 calendar days thereafter, all resulting Local Purchase Price adjustments shall be settled simultaneously based on such statement. If any such resulting Local Purchase Price exceeds the amount previously paid with respect thereto, the appropriate Buying Company shall pay the amount due to the appropriate Selling Company in the manner provided in
        Section 4.7(c); if any such resulting Local Purchase Price is less than the amount previously paid with respect thereto, the appropriate Selling Company shall refund the amount of the overpayment to the appropriate Buying Company in the manner provided in Section 4.7(c). If at the time of settlement Grace and Buyer have not agreed on the amended Allocation and Specific Allocation, Grace on behalf of the Selling Companies shall pay to Buyer on behalf of the Buying Companies the aggregate amount of any net overpayment, or Buyer on behalf of the Buying Companies shall pay to Grace on behalf of the Selling Companies the aggregate amount of the net payment due.

                  (c) All adjusting payments with respect to the Local Purchase Prices shall be settled by payments in the United States in U.S. dollars between Grace, as agent for the Grace Group, and Buyer, as agent for the Buyer Group, and any amounts due from the Grace Group shall be set off against any amounts due from the Buyer Group to the extent practicable. However, any adjustment to a Local Purchase Price with respect to which payment was made at the Closing in any currency other than U.S. dollars pursuant to Section 3.6, shall be first determined in U.S. dollars and then paid in an amount of local currency equal to the dollar value so determined (based on the Payment Exchange Rate on the Business Day prior to the date payment is made). Payment shall be made at the local office of the recipient within the applicable country or at such other place within such country as the recipient shall request.

                  (d) If the net amount of all adjusting payments under subsection (a), or under subsection (b) if paid after the Closing, (regardless of where payment is made) is in excess of US $100,000, Buyer or Grace shall pay interest to the other on the entire amount of the net adjusting payment under such subsection owed for the period from the Closing Date to the date of payment, at the LIBOR Rate plus three percentage points.

                                 ARTICLE 5
                         REPRESENTATIONS BY GRACE

             Grace represents and warrants to Buyer and the other
        Buying Companies as follows:

             5.1 Grace Corporate Status and Authority. Grace is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Dearborn U.S. is a limited partnership duly formed, validly existing and in good standing under the laws of Delaware. Each Selling Company (other than Grace) is a direct or indirect Subsidiary of Grace. Each member of the Grace Group that is a party to this Agreement or one of the other Transaction Documents has all requisite power and authority to own, lease and operate its properties and to carry on the Dearborn Business as now being conducted, except as set forth on the Schedule to this Section or where the failure to have such power and authority would not, individually or in the aggregate, have a Material Adverse Effect. Each member of the Grace Group has full legal power to execute and deliver each Transaction Document to which it is or will be a party, and will, prior to the Closing, have full legal power to perform its obligations under such Transaction Document and to consummate the transactions contemplated thereby. The execution and delivery by each member of the Grace Group of each Transaction Document to which it is or will be a party, its performance of its obligations under such Transaction Document and the consummation of the transactions contemplated thereby will, prior to the Closing, have been duly authorized by all required corporate action of such member, or by partnership action in the case of Dearborn U.S. Each such member of the Grace Group has duly and validly executed and delivered each Transaction Document to which it is a party that is being executed and delivered simultaneously with this Agreement, and each such Transaction Document constitutes a legal, valid and binding obligation of such member, enforceable against such member in accordance with its terms. Each Transaction Document to be executed by any member of the Grace Group at the Closing, when executed and delivered, will be duly and validly executed and delivered by, and will constitute a legal, valid and binding obligation of such member and be enforceable against such member in accordance with its terms. Prior to the Closing, Grace will have furnished or made available to Buyer complete and correct copies of the Certificate of Incorporation and By-Laws (or equivalent organizational documents), as in effect at the Closing, of each of the Selling Companies.

             5.2  Transferred Companies' Organizational Status and
        Capitalization.

                  (a) Each of the Transferred Companies (other than Dearborn U.S.) is a corporation duly organized, validly existing and in good standing (or the equivalent thereof) under the laws of its jurisdiction of organization set forth in the Schedule to this Section and each of the Transferred Companies has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except as set forth on the Schedule to this Section or where the failure to have such power and authority would not, individually or in the aggregate, have a Material Adverse Effect. Each of the Transferred Companies is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which property is owned or leased by the Transferred Company or the conduct of the Transferred Company's business makes such qualification or license necessary, except as set forth on the Schedule to this Section or where the failure to be so qualified or licensed would not have a Material Adverse Effect. Grace has heretofore furnished or made available to Buyer complete and correct copies of the Certificate of Incorporation and By-Laws (or equivalent organizational documents), as in effect at the Closing, of each of the Transferred Companies.

                  (b) The Schedule to this Section also sets forth a true and complete listing of the authorized, issued and outstanding capital stock of each Transferred Company (other than Dearborn U.S.) and the ownership of such capital stock. Each Selling Company that owns such capital stock has good and valid title to the capital stock owned by it, in each case free and clear of all Liens. Except as set forth on the Schedule to this Section, there are no outstanding shares of capital stock or other voting securities of any Transferred Company. There are (i) no outstanding subscriptions, warrants, options, convertible securities or other rights to purchase or otherwise acquire any capital stock of any such Transferred Company, except repurchase rights of the Grace Group with respect to capital stock held by certain individuals; (ii) no securities of any of the Selling Companies or any of their affiliates (including, without limitation, the Transferred Companies) convertible into or exchangeable for shares of capital stock or voting securities of any Transferred Company; (iii) no obligations of the Selling Companies or any of their affiliates (including, without limitation, the Transferred Companies) to issue, deliver or sell any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Transferred Company; and (iv) except as otherwise indicated on the Schedule to this Section, there are no equity equivalents, interests in the ownership or earnings of any Transferred Company or other similar rights, other than the capital stock of the Transferred Companies. A member of the Grace Group has the right to repurchase all the shares of the Transferred Companies not owned by the Selling Companies. The outstanding capital stock of each such Transferred Company is duly authorized, validly issued, fully-paid and non-assessable and free of any preemptive rights in respect thereto, other than any such preemptive rights imposed by statutory law.

                  (c) The Schedule to this Section sets forth a complete list of all jurisdictions for which Dearborn U.S. is duly qualified or licensed to do business and Dearborn U.S. is in good standing in each of those jurisdictions. Grace is the sole general partner in Dearborn U.S. and owns a 1% partnership interest. LB Realty, a wholly owned Subsidiary of Grace, is the sole limited partner in Dearborn U.S. and owns a 99% partnership interest. Grace and LB Realty each have good and valid title to the respective partnership interests owned by it. The ownership of such partnership interests in each case is free and clear of all Liens. There are (i) no outstanding subscriptions or other rights to purchase or otherwise acquire any partnership interest in Dearborn U.S., (ii) no securities of any of the Selling Companies or any of their affiliates (including, without limitation, the Transferred Companies) convertible into or exchangeable for any partnership interest in Dearborn U.S., (iii) no obligations of any of the Selling Companies or any of their affiliates (including, without limitation, the Transferred Companies) to issue, deliver or sell any partnership interest, voting securities or securities convertible into or exchangeable for partnership interests in Dearborn U.S. and (iv) no partnership interest equivalents, interests in the partnership of Dearborn U.S. or other similar rights. Except as set forth in the Schedule to this Section, no Transferred Company owns or controls, directly or indirectly, any capital stock, or other securities of, or has any ownership interest in, any corporation, partnership or other entity.

                  (d) The Schedule to this Section sets forth a true and complete list of all dividends or other distributions declared or paid by any Transferred Company since December 31, 1995.

             5.3 Transferred Joint Ventures - Corporate Status and Capitalization. Each Transferred Joint Venture is a corporation duly organized and validly existing under the laws of its jurisdiction of organization set forth in the Schedule to this Section. The Schedule to this Section also sets forth a true and complete listing of the authorized, issued and outstanding capital stock of each Transferred Joint Venture and the ownership of such capital stock. Except as set forth in the Schedule to this Section, (a) Grace and Dearborn Netherlands have good and valid title to the Dearborn India JV Shares and the Dearborn Japan JV Shares respectively in each case is free and clear of all Liens, (b) there are no outstanding subscriptions, warrants or other rights to purchase or otherwise acquire any capital stock of either Transferred Joint Venture, (c) there are no securities of the Selling Companies or any of their affiliates (including, without limitation, the Transferred Companies) convertible into or exchangeable for shares of capital stock or voting securities of any Transferred Joint Venture, and (d) there are no obligations of the Selling Companies or any of their affiliates (including, without limitation, the Transferred Companies) to issue, deliver or sell any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Transferred Joint Venture. The outstanding capital stock of each Transferred Joint Venture is validly issued, fully-paid and non-assessable. The Schedule to this Section sets forth a true and complete list of all dividends declared or paid by each Transferred Joint Venture since December 31, 1995.

             5.4 No Conflict. Except as set forth on the Schedule to this Section, the execution and delivery of each Transaction Document by each member of the Grace Group that is or will be a party thereto, and the consummation of the transactions contemplated by such Transaction Document, do not and will not (a) contravene or conflict with the charter documents, by-laws or equivalent organizational documents of such member, (b) result in the breach or termination of, or constitute a default under (with or without the giving of notice or lapse of time or both) any agreement, contract or license binding upon any such member of the Grace Group, which breach, termination or default would have a Material Adverse Effect, or (c) result in breach of any of the provisions of, or constitute a default under, any judgment, order, decree, law or regulation, to which any such member is a party or by which it is bound, which breach or default would materially adversely affect the ability of such member to execute and deliver this Agreement or any other Transaction Document to which it is or will be a party or to perform its obligations hereunder or thereunder.

             5.5  Absence of Title Claims.

                  (a) Except with respect to Real Property (as defined in subsection (b) of this Section) and as specified in the Schedule to this Section, neither the Total Dearborn Assets nor the assets of any of the Transferred Companies are subject to any Lien, covenant, restriction, easement or other such encumbrance, other than those Liens, covenants, restrictions, easements, and encumbrances that would not, individually or in the aggregate, have a Material Adverse Effect. The material owned tangible assets are in good condition and, if applicable, in good working order, other than with respect to such assets as to which the failure to be in good working order or condition would not have a Material Adverse Effect. The Selling Companies and their affiliates have complete and unrestricted power and the unqualified right to sell, assign and transfer to the Buying Companies all of the Total Dearborn Assets owned by them, and upon consummation of the transactions contemplated by this Agreement, the Buying Companies will acquire or the Transferred Companies will have good, valid and marketable title to the Total Dearborn Assets, free and clear of all Liens, except for Liens which individually or in the aggregate would not have a Material Adverse Effect. The bills of sale, deeds, endorsements, assignments and other instruments to be executed and delivered to Buyer by the Selling Companies at the Closing will be valid and binding obligations of the Selling Companies enforceable in accordance with their terms.

                  (b) To the Knowledge of the Executives (except with respect to Real Property) there are no other defects in any Selling Company's title to any of the Total Dearborn Assets or in the title of the Transferred Companies to their respective assets that would, individually or in the aggregate, have a Material Adverse Effect.

                  (c) Schedule 5.5(c) sets forth (i) a complete and correct list of all of the real property owned by Grace or its affiliates which is included in the Total Dearborn Assets and all of the real property owned by the Transferred Companies (the "Owned Real Property") and (ii) a list of all material real property leased by Grace or its affiliates which is included in the Total Dearborn Assets and a list of all material real property leased by the Transferred Companies (the "Leased Real Property", and together with the Owned Real Property, the "Real Property"). Except as specified in the Schedule to this Section, each Selling Company or Transferred Company, as the case may be, has good, valid and insurable (to the extent insurance is available in the jurisdiction) title to the Owned Real Property, or a valid leasehold interest in the Leased Real Property, in each case, free of all Liens, covenants, restrictions, easements or other such encumbrances which would materially interfere with the continued use or operation of such Owned Real Property or Leased Real Property in the manner heretofore used or operated by the Grace Group in its conduct of the Dearborn Business.

                  (d) To the Knowledge of the Executives, neither the Selling Companies nor the Transferred Companies has received any written notice or communication from a Governmental Authority advising it of any (i) general or special assessment relating to any of the Real Property or
        (ii) condemnation or eminent domain proceedings pending or threatened against any of the Real Property, that would have a Material Adverse Effect.

             5.6 Financial Statements. As of the Closing, the Schedule to this Section will contain copies of the 1995 Dearborn Statement of Net Assets and the 1995 Dearborn Statement of Pretax Income, both audited by Price Waterhouse, and Price Waterhouse's reports thereon. Such statements are referred to collectively as the "Dearborn Financial Statements." At the Closing, (i) the 1995 Dearborn Statement of Net Assets will present fairly, in all material respects, the net assets of the Dearborn Business, as of December 31, 1995, in accordance with the terms of this Agreement, as described in Note 1 thereto, in conformity with U.S. GAAP and the 1995 Dearborn Statement of Pretax Income (which will include a line item identified as Contribution Margin determined in accordance with Dearborn Business practice) will present fairly, in all material respects, the pretax results of operations of the Dearborn Business for 1995, on the basis of presentation described in Note 1 thereto, in conformity with U.S. GAAP; provided, however, that the Dearborn Financial Statements will not be a complete presentation of the Dearborn Business's financial condition and results of operations as if it were a separate stand-alone operation.

             5.7  Intentionally Omitted.

             5.8  Litigation.

                  (a) Except as set forth in the Schedule to this Section, there are no claims, actions, suits or proceedings pending or, to the Knowledge of the Executives, threatened, against any Selling Company or any Transferred Company that
        (i) individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, (ii) would reasonably be expected to materially challenge or prevent, enjoin, alter or delay the transactions contemplated by this Agreement or the other Transaction Documents, or (iii) alleges any material criminal action or inaction directly relating to the Dearborn Business or the Total Dearborn Assets.

                  (b) Except as set forth in the Schedule to this Section, neither the Dearborn Business, the Intellectual Property Rights, any of the assets included in the Total Dearborn Assets nor any of the assets of the Transferred Companies is subject to any order, writ, judgment, injunction, decree, determination or award that has, or that would reasonably be expected to have, a Material Adverse Effect.

                  (c) Except as set forth in the Schedule to this Section, there are no pending or, to the Knowledge of the Executives, threatened governmental investigations of the Dearborn Business, any of the Total Dearborn Assets or any of the Transferred Companies, including, but not limited to, investigations relating to compliance with Environmental Law, that would reasonably be expected to have a Material Adverse Effect.

             5.9 Asset Disposition or Loss. Except as set forth in the Schedule to this Section, since December 31, 1995, no Selling Company or Transferred Company (i) has disposed of (other than in the ordinary course of business), or suffered an uninsured casualty loss with respect to, any of the assets used by such Selling Company or Transferred Company in connection with the Dearborn Business that had a book value at the time of such disposition or loss of greater than US $50,000 or (ii) has entered into any transaction or conducted its business operations other than in the ordinary course of business, consistent with past practices. Since December 31, 1995 to the date hereof, the Dearborn Business has not suffered a Material Adverse Effect.

             5.10 Insurance.

                  (a)  To the Knowledge of the Executives, the
        Schedule to this Section sets forth a complete and correct summary description of the insurance coverage maintained by or on behalf of the Dearborn Business in Argentina, Australia, Belgium, Brazil, Canada, Chile, France, Germany, the Netherlands, South Africa, Sweden, the United Kingdom or the United States;

                  (b)  Each such insurance coverage is in full
        force and effect; no notice of termination, cancellation or reservation of rights has been received with respect to any such insurance coverage other than those as to which, individually or in the aggregate, any termination, cancellation or reservation of rights would not reasonably be expected to have a Material Adverse Effect; and

                  (c)  There is no default with respect to any
        provision contained in any such insurance coverage; and there has not been any failure to give any notice or present any claim under any such insurance coverage in a timely fashion or in the manner of detail required by any such insurance coverage, except for any such failures, terminations, cancellations, reservations or defaults, which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

             5.11 Contracts.

                  (a)  The Schedule to this Section lists the
        following contracts and agreements included in the Total Dearborn Assets, Total Dearborn Liabilities or the assets or liabilities of the Transferred Companies (together with the Leased Real Property, the "Material Contracts"): (i) each loan, credit agreement, indenture, note, mortgage, security agreement, loan commitment, evidence of indebtedness, or other contract under which the Dearborn Business is a borrower of a material amount of funds, excluding customary credit terms with suppliers; (ii) each written agreement under which it is reasonably expected that the Dearborn Business will make expenditures of more than US $500,000 per year for the purchase of raw materials or supplies; or obtain receipts of more than US $500,000 per year for the sale of its products and services; or make expenditures or obtain receipts of more than US $200,000 per year for any other purpose (in each case excluding employment agreements, non-blanket purchase orders and sales orders entered into in the ordinary course of business consistent with past practices); (iii) any contract entered into outside of the ordinary course of the Dearborn Business that involves payment or receipt of more than US $100,000; (iv) any contract that grants any Person a right of first refusal or option to purchase or otherwise acquire any asset of the Dearborn Business having a net book value of US $100,000 or more; and (v) any strategic alliance agreement that in the opinion of the Executives is important for the future prospects of the Dearborn Business or any material joint venture agreement.

                  (b) To the Knowledge of the Executives, (i) each of the Material Contracts is in full force and effect; and
        (ii) no Selling Company or Transferred Company has received any written notice of cancellation or termination of any of the Material Contracts. Grace has heretofore delivered or made available to Buyer complete copies of all such agreements as currently in effect.

                  (c)  To the Knowledge of the Executives, no
        Material Contract is the subject of or has been threatened to be made the subject of, any arbitration, suit, or other legal proceeding. To the Knowledge of the Executives, there exists no event of default or occurrence or act on the part of the Selling Companies or any of their affiliates or on the part of the other parties to the Material Contracts which constitutes or would constitute (with notice or lapse of time or both) a breach or default under any of the Material Contracts.

                  (e)  None of the Selling Companies or the
        Transferred Companies has granted a security interest in any or all of its rights under any Material Contract or assigned any or all of its rights under any Material Contract, including, without limitation, the right to any payment or proceeds thereunder.

             5.12 Labor and Employment. The Schedule to this Section lists (a) each collective bargaining or other similar agreement with a labor union or similar organization that as of the date hereof covers any employee of Dearborn U.S. and (b) each Dearborn Business Employee covered by an individual (non-standard) written employment agreement that will remain in effect after the Closing. Grace has heretofore delivered or made available to Buyer complete copies of all such agreements as currently in effect. Except as set forth in the Schedule to this Section, (i) there is no strike, slowdown, work stoppage or lockout relating to labor or employment matters pending or, to the Knowledge of the Executives, threatened against or affecting the Dearborn Business, except where such strike, slowdown, work stoppage or lockout would not reasonably be expected to have a Material Adverse Effect, (ii) there is no unfair labor practice, charge or other proceeding involving the Dearborn Business pending, or, to the Knowledge of the Executives, threatened before the National Labor Relations Board and (iii) the Executives do not have any Knowledge of any current union organizing activities among employees of Grace or any of its affiliates with respect to the Dearborn Business. The Transferred Companies are in compliance with the requirements of the Worker Adjustment and Retraining Notification Act ("WARN") and have no liabilities pursuant to WARN.

             5.13 Employee Benefit Plans.

                  (a)  The Schedule to this Section lists each
        written employee benefit plan that provides retirement, pension, severance, health care, long-term disability income or life insurance benefits (other than plans maintained or required by applicable law or Governmental Authorities, which are hereinafter sometimes referred to collectively as "Governmental Plans"), that as of the date hereof covers any Dearborn Business Employee in Argentina, Australia, Belgium, Brazil, Canada, Chile, France, Germany, the Netherlands, South Africa, Sweden, the United Kingdom or the United States, and each written employee benefit plan or contract currently maintained by any Transferred Company that provides such benefit coverages, other than Governmental Plans. Grace has heretofore delivered or made available to Buyer true and complete copies of all such plans that are administered by the Grace Group, and all such contracts to which any Transferred Company is a party, as currently in effect.

                  (b) Except as listed on the Schedule to this Section, with respect to each Seller Plan from which any assets are transferred to any Buyer Plan or which is assumed by the Buyer Group (each such plan, a "Transferred Plan"): (i) no Transferred Plan is subject to Title IV of the Employee Retirement Income Security Act of 1974; (ii) each Transferred Plan (except for a Transferred Plan described in Section 5.13(b)(iii)) has been operated and administered in all material respects in accordance with its terms and applicable law, except to the extent otherwise disclosed to the Buyer Group by the Grace Group prior to the date of the transfer of assets from, or the assumption of, such Transferred Plan; and (iii) with respect to a Transferred Plan maintained in a jurisdiction where applicable law requires that the Buyer Group (or a plan maintained by the Buyer Group) assume any portion of the assets and/or liabilities of such Transferred Plan, each such Transferred Plan has been operated and administered in all material respects in accordance with its terms and applicable law.

                  (c)  The consummation of the transactions
        contemplated by this Agreement will not: (i) entitle any current or former Dearborn Business employee or officer to receive from Buyer or any Buyer Plan any severance pay, unemployment compensation or any other similar payment, as a result of the terms of any plan or arrangement maintained by the Grace Group or (ii) accelerate the time of payment or vesting, or increase the amount, of compensation due any such employee or officer from the Buyer Group, as a result of the terms of any plan or arrangement maintained by the Grace Group; except as set forth by this Agreement and in the Employee Benefits Agreement.

             5.14 Environmental Compliance.

                  (a) Except as set forth on Schedule 5.14, none of the real property currently, or to the Knowledge of the Executives, formerly, owned or operated by the Dearborn Business is listed on the federal National Priorities List ("NPL") or on lists of properties requiring investigation or cleanup that have been compiled pursuant to state or foreign laws that are analogous to CERCLA.

                  (b) Except as set forth on Schedule 5.14, to the Knowledge of the Executives:

                       (i)  The Dearborn Business is in compliance
        with all applicable Environmental Laws, including having obtained all material permits, licenses and authorizations which are required under such laws ("Environmental Authorizations"), except where the failure to so comply with such Environmental Laws, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. All such Environmental Authorizations are in effect, no appeal nor any other action is pending to revoke any such Environmental Authorization, and the Dearborn Business is in full compliance with all terms and conditions of such Environmental Authorizations, except where the failure to comply with such Environmental Authorizations, or the existence of any appeal or action to revoke such Environmental Authorizations, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                       (ii) Neither Grace nor the Dearborn Business has received written notice from any third party, including, but not limited to, any Governmental Authority, alleging a Toxic Tort Claim or Chromium Claim or that the Dearborn Business or the Total Dearborn Assets are in violation of any applicable Environmental Law or otherwise liable under any applicable Environmental Law, which claim, violation or liability is unresolved. There is no pending or threatened Toxic Tort Claim or Chromium Claim or claim, lawsuit, or administrative proceeding under any Environmental Law against the Dearborn Business or the Total Dearborn Assets.

                       (iii) There is no pending or threatened
        Toxic Tort Claim or Chromium Claim or claim, lawsuit, or administrative proceeding under any Environmental Law against any Person whose liability has been either retained or assumed contractually by the Dearborn Business.

                       (iv) There have been no releases, spills, or discharges of Hazardous Substances on or underneath any of the real property currently or formerly owned or operated by the Dearborn Business that would reasonably be expected to have a Material Adverse Effect.

             5.15 Intellectual Property.

                  (a)  Schedule 5.15(a) sets forth a true and
        complete list of all Scheduled Intellectual Property that is directly and exclusively used in the Dearborn Business.

                  (b) Except as set forth in Schedule 5.15(b), or to the extent that the inaccuracy of any of the following would not reasonably be expected to have a Material Adverse
        Effect:

                       (i)  the Intellectual Property Rights
                            assigned or licensed to Buyer include
                            all intellectual property rights which
                            (1) are necessary to or are used in the
                            operation of the Dearborn Business; or
                            (2) have been developed or are under
                            development for use in the Dearborn
                            Business.

                       (ii) the Selling Companies and the
                            Transferred Companies, as the case may
                            be, own or are authorized to use, in
                            each case, free and clear of all Liens,
                            all Intellectual Property Rights;

                       (iii) Grace and its affiliates have good and
                             unencumbered title to the Scheduled
                             Intellectual Property and to the
                             DEARBORN name (as set forth in
                             subparagraph (3) of Section (A) of the
                             definition of Intellectual Property
                             Rights), and to the Knowledge of the
                             Executives, have good and unencumbered
                             title to the other Intellectual
                             Property Rights described in
                             subparagraphs (2) through (5) of
                             Section (A) of the definition of
                             Intellectual Property Rights
                             (hereinafter "Non-Scheduled
                             Intellectual Property");

                       (iv) there is no Lien on the right of the
                            Selling Companies to transfer to Buyer
                            any of the Intellectual Property Rights
                            listed in Section (A) of the definition
                            of Intellectual Property Rights, or to
                            grant licenses to the Intellectual
                            Property Rights described in Section
                            (B) of such definition, as herein
                            contemplated, other than any such Liens
                            that alone or in the aggregate would
                            not result in a Material Adverse
                            Effect;

                       (v)  no Intellectual Property Rights have
                            been authorized to be disclosed to any
                            Person who is not an affiliate of
                            Grace, other than in the ordinary
                            course of business or pursuant to an
                            obligation of confidentiality binding
                            upon such Person; and

                       (vi) to the Knowledge of the Executives and
                            except in the exercise of reasonable
                            business judgement in the ordinary
                            course of business, each copyright
                            registration, Patent and registered
                            trademark and application therefor
                            listed on Schedule 5.15(a) is in proper
                            form, not disclaimed, and has been duly
                            maintained, including the submission of
                            all necessary filings in accordance
                            with the legal and administrative
                            requirements of the appropriate
                            jurisdictions except with respect to
                            use requirements as to trademarks.

             Except as set forth in Schedule 5.15(b), to the Knowledge of the Executives:

                       (i)  there are no pending oppositions,
                            cancellations, invalidity proceedings,
                            interferences or reexamination
                            proceedings with respect to the
                            Scheduled Intellectual Property;

                       (ii) the current operation of the Dearborn
                            Business does not infringe upon or,
                            with respect to trade secrets,
                            otherwise violate any intellectual
                            property right of any third party;

                       (iii) no third party unrelated to the Grace
                             Group is infringing upon or, with
                             respect to trade secrets, is otherwise
                             violating any Intellectual Property
                             Rights;

                       (iv) none of the Selling Companies or any of
                            their respective affiliates has
                            received notice of any claims and there
                            are no pending claims by any Person
                            relating to the ownership or use of the
                            Intellectual Property Rights.

                  (c)  Schedule 5.15(c) sets forth a true and
        complete list of all Intellectual Property Licenses. Except as set forth on Schedule 5.15(c), no Person that is not a member of the Grace Group has been granted any right or license to use any Intellectual Property Rights by any Selling Company or Transferred Company.

                  (d)  Schedule 5.15(d) sets forth a true and
        complete list of all agreements between any Selling Company or Transferred Company, on the one hand, and any Person on the other, which (i) is not listed on Schedule 5.15(c); and
        (ii) conveys rights under Scheduled Intellectual Property or Non-Scheduled Intellectual Property to any Person that is not a member of the Grace Group, or grants rights under any intellectual property owned by any such Person that is directly and exclusively used in the Dearborn Business. Grace has heretofore delivered or made available to Buyer true and complete copies of such agreements as are in effect.

             5.16 Non-Environmental Licenses and Permits.

             Except as set forth in the Schedule to this Section, and specifically excluding all environmental matters:

                  (a)  (i)  The Selling Companies and the
        Transferred Companies have obtained or have duly applied for all material permits, licenses or other governmental authorizations to conduct the Dearborn Business, as it is currently conducted, and (ii) to the Knowledge of the Executives, such permits and licenses are valid, subsisting in full force and effect, and each of the Selling Companies and the Transferred Companies has fulfilled its obligations under such permits and licenses, and (iii) no event has occurred which constitutes or, after notice, or lapse of time, or both, would constitute a default or violation under such permits or licenses or would permit revocation or termination of any such permits or licenses, other than any such default, violation, revocation, or termination that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

                  (b) Since December 31, 1995, no written warning notice, notice of violation or probable violation, notice of revocation, or other written communication from or on behalf of any Governmental Authority has been received by any Selling Company or Transferred Company, which violation has not been corrected or situation otherwise settled, alleging (i) any violation of any such permit, license or authorization, or (ii) that any Selling Company or Transferred Company requires any such license, permit or authorization for the Dearborn Business not currently held by them.

                  (c) No Selling Company or Transferred Company is in violation of, or has violated, in any such case directly in connection with the conduct of the Dearborn Business, any applicable provisions of any laws, rules, statutes, orders, ordinances or regulations which, individually or in the aggregate, has resulted or would reasonably be expected to result in a Material Adverse Effect.

                  (d) Except as set forth on the Schedule to this Section, neither the Selling Companies nor any of their affiliates (including, without limitation, the Transferred Companies) is in violation of, or has violated, in any such case in connection with the conduct of the Dearborn Business, any applicable provisions of any laws, rules, statutes, orders, ordinances or regulations which, individually or in the aggregate, has resulted or would reasonably be expected to result in a Material Adverse Effect.

             5.17 Brokers and Finders. No broker or finder has acted directly or indirectly for Grace or any of the other Selling Companies in connection with this Agreement or the transactions contemplated hereby, except for Merrill Lynch Pierce Fenner & Smith Incorporated whose fees and expenses will be paid by Grace.

             5.18 No Undisclosed Liabilities. Except as and to the extent set forth in the 1995 Dearborn Statement of Net Assets, or the notes thereto, neither the Selling Companies nor the Transferred Companies had at December 31, 1995 any liabilities (absolute, accrued, contingent or otherwise, known or unknown) relating to the Dearborn Business which are required by the U.S. GAAP to be reflected in a consolidated balance sheet or set forth in the notes thereto. Except as and to the extent set forth in Schedule 5.18, since December 31, 1995, neither the Selling Companies nor the Transferred Companies has incurred any liabilities (absolute, accrued, contingent or otherwise, known or unknown) relating to the Dearborn Business and required by U.S. GAAP to be reflected on a consolidated balance sheet except for liabilities incurred in the ordinary course of business since December 31, 1995 which would not individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

             5.19 Assets Necessary for Conduct of the Dearborn Business. The assets to be transferred to the Buying Companies pursuant to this Agreement or made available to the Buying Companies pursuant to the Ancillary Agreements constitute all of the assets necessary to conduct the production, logistics, marketing, sales and laboratory (research, applications and customer service) functions of the Dearborn Business, as currently conducted and are all of the assets used with respect to such functions in the Dearborn Business as currently conducted.

             5.20 Accounts Receivable. All accounts receivable included in the Total Dearborn Assets and all accounts receivable of the Transferred Companies represent unpaid actual billings for sales made in the ordinary course of business and represent the legal, valid and binding obligations of the obligor thereon or adequate reserves have been established for those accounts receivable which are not valid and binding or are otherwise uncollectible. The Dearborn Financial Statements contain adequate and sufficient reserves for bad debts in respect of accounts receivable of the Dearborn Business.

             5.21 Inventory. All of the inventories included in the Total Dearborn Assets and all inventories of the Transferred Companies consist of a quality and quantity useable and saleable in the ordinary course of business or adequate reserves for obsolete or below standard quality materials have been provided therefor. Inventories of the Dearborn Business are valued in the Dearborn Financial Statements at the lower of cost or market.

             5.22 Disclosure. To the Knowledge of the Executives, no representation or warranty of any of the Selling Companies contained in this Agreement, in written certificates delivered pursuant to this Agreement or in any of the other Transaction Documents (including in the Schedules attached hereto or thereto) contains any untrue statement of material fact or omits to state any material fact necessary, in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading.

             5.23 Other Matters. The Dearborn Business has no liability or responsibility with respect to any personal injury or property damage claims that have been brought against Grace or any Subsidiary of Grace relating to the sale of asbestos-containing products.

                                 ARTICLE 6
                         REPRESENTATIONS OF BUYER

             Buyer represents and warrants to Grace and the other
        Selling Companies as follows:

             6.1 Buying Companies' Corporate Status. Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Buying Company (other than Buyer) is a direct or indirect subsidiary of Buyer. Each member of the Buyer Group that is a party to this Agreement or one of the other Transaction Documents has full legal power to execute and deliver each Transaction Document to which it is or will be a party, and will, prior to the Closing, have full legal power to perform its obligations under such Transaction Document and to consummate the transactions contemplated thereby. The execution and delivery by each member of the Buyer Group of each Transaction Document to which it is or will be a party, its performance of its obligations under such Transaction Document and the consummation of the transactions contemplated thereby, will prior to the Closing have been duly authorized by all required corporate action of such member. Each such member of the Buyer Group has duly and validly executed and delivered each Transaction Document to which it is a party that is being executed and delivered simultaneously with this Agreement, and each such Transaction Document constitutes a legal, valid and binding obligation of such member, enforceable against such member in accordance with its terms. Each Transaction Document to be executed by any member of the Buyer Group at the Closing, when executed and delivered, will be duly and validly executed and delivered by, and will constitute a legal, valid and binding obligation of such member and be enforceable against such member in accordance with its terms.

             6.2 No Conflict. Except as set forth on the Schedule to this Section, the execution and delivery of each Transaction Document by each member of the Buyer Group that is or will be a party thereto, and the consummation of the transactions contemplated by such Transaction Document, do not and will not (a) contravene or conflict with the charter documents, by-laws or equivalent organizational documents of such member, (b) result in the breach or termination of, or constitute a default under (with or without the giving of notice or lapse of time or both) any agreement, contract or license binding upon any such member of the Buyer Group which breach, termination or default would have a Material Adverse Effect, or (c) result in breach of any of the provisions of, or constitute a default under, any judgment, order, decree, to which it is a party or by which it is bound, which breach or default would materially adversely affect the ability of such member to execute and deliver this Agreement or any other Transaction Document to which it is or will be a party or to perform its obligations hereunder or thereunder.

             6.3  Sufficient Funds.  On the Closing Date, the
        Buying Companies will have sufficient funds to consummate the transactions contemplated by this Agreement.

             6.4 Brokers and Finders. No broker or finder has acted directly or indirectly for Buyer or any of its affiliates in connection with this Agreement or the transactions contemplated hereby, except for J.P. Morgan & Co., whose fees and expenses will be paid by Buyer.

                                 ARTICLE 7
                   INVESTIGATION BY THE BUYING COMPANIES

             Buyer acknowledges the following:

             7.1 Investigation. The Buying Companies have conducted their own investigation and made their own evaluation of the Dearborn Business, the Transferred Companies, the Transferred Joint Ventures, the Total Dearborn Assets and the Total Dearborn Liabilities.

             7.2 Financial Information. As part of their investigation, the Buying Companies have been given financial statements, forecasts, projections, opinions and other oral or written information and materials with respect to the Dearborn Business (the "Additional Financial Information") by Grace, other members of the Grace Group or their respective representatives. There are uncertainties inherent in attempting to make projections and forecasts, and the Buying Companies are familiar with such uncertainties. The Buying Companies have made their own evaluation of the Additional Financial Information.
        Neither Grace nor any other member of the Grace Group is making any representations or warranties with respect to the Additional Financial Information or the Dearborn Financial Statements except for the specific representations and warranties set forth in Article 5.

             7.3 No Additional Representations. Except for the specific representations and warranties set forth in this Agreement, including the Schedules hereto, the Ancillary Agreements or any certificate contemplated hereby and delivered to Buyer in connection herewith, none of the Selling Companies (nor any other member or affiliate of the Grace Group ) is making any representation or warranty, express or implied, of any nature whatsoever.

                                 ARTICLE 8
                    COVENANTS OF THE SELLING COMPANIES
                         AND THE BUYING COMPANIES

             8.1 Access and Inquiry. Between the date of this Agreement and the Closing, the Selling Companies shall provide, and shall cause the Transferred Companies (and, to the extent Grace has the right to do so, the Transferred Joint Ventures) to provide, to the Buying Companies and their counsel, financial advisors, auditors and other representatives, reasonable access to the properties and facilities of the Dearborn Business (including reasonable access to enable Buyer to conduct Phase I environmental investigations, but not Phase II environmental investigations or other testing that may include invasive procedures such as soil core borings or testing of environmental media), and will, upon written request, permit the Buying Companies and their counsel, financial advisors, auditors and other representatives to contact and make reasonable inquiry of employees of the Selling Companies and the Transferred Companies (and, to the extent Grace is able to arrange for such access and inquiry, to the facilities and employees of the Transferred Joint Ventures) regarding the Dearborn Business. Except for the details of any trade secrets and other sensitive intellectual property, the Selling Companies shall, and shall cause the Transferred Companies (and, to the extent Grace has the right to do so, the Transferred Joint Ventures) to, make available to the Buying Companies all books, records, and other financial data and files, where located, of the Selling Companies, the Transferred Companies and the Transferred Joint Ventures relating primarily to the Dearborn Business, to the extent reasonably requested by any Buying Company. The Buying Companies acknowledge that the terms of the confidentiality agreement dated November 15, 1995 between Grace and Buyer (the "Confidentiality Agreement") shall apply to information obtained by any Buying Company pursuant to the foregoing.

             8.2 Hart-Scott and Other Filings. As promptly as practicable after the date hereof, Grace and Buyer shall file or cause to be filed with respect to this Agreement and the transactions contemplated hereby appropriate Notification and Report Forms under the HSR Act and filings with Governmental Authorities in other jurisdictions under similar statutes or foreign investment statutes. Grace and Buyer shall cooperate to coordinate such filings, and to make reasonable efforts to promptly respond to any request or inquiry by a Governmental Authority with respect thereto. Each party will furnish to the other party such information and reasonable assistance as such other party may reasonably request in connection with the foregoing.

             8.3  Intentionally Omitted.

             8.4  Notices to Third Parties.

                  (a)  The Buying Companies and the Selling
        Companies shall use their reasonable best efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other parties hereto in doing all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the parties hereto shall cooperate with one another: (i) in determining whether action by or in respect of, or filing with, any Governmental Authority (either domestic or foreign) is required, proper or advisable or any actions, consents, waivers or approvals are required to be obtained from parties to any contracts, in connection with the transactions contemplated by this Agreement; (ii) in seeking to obtain any such actions, consents and waivers and to make any such filings; and
        (iii) in negotiating alternative arrangements in the event a governmental or third party (including, without limitation, a labor union or works council) consent, permit, authorization or registration required pursuant to the transactions contemplated hereby is not obtained on a timely basis or in the event Buyer is unable to make necessary arrangements to establish a buying entity in a certain jurisdiction, with the understanding that such arrangements will be designed so as to put the parties in a position as close as practicable to that which they would have been in had such consent, permit, authorization, registration or action been obtained including, without limitation, providing to such party the benefits and liabilities associated with the ownership and operation of any assets subject to such consent, permit, authorization, registration or action. Notwithstanding the foregoing, the provisions of this Section shall not apply to any matters covered by the provisions of Section 2.5 hereof, which matters shall continue to be covered by Section 2.5. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall promptly take all such necessary action.

                  (b) To the extent any party shall reasonably request, the parties shall prepare and execute, with the assistance and advice of local counsel, additional agreements reflecting the fundamental terms of this Agreement to the extent required by local laws in order to effectuate the transactions contemplated by this Agreement. Notwithstanding the foregoing, the parties agree that this Agreement sets forth the complete agreement and understanding of the parties with respect to the matters set forth herein and, to the fullest extent permitted by law, shall be controlling in the event of any conflict or inconsistency between the provisions hereof and the provisions of any of such local agreements.

             8.5 Reorganization of Dearborn Business in Brazil and Sweden. Prior to the Closing, (a) Grace shall cause Grace Brazil to transfer to Holdings Brazil the assets and liabilities of the Dearborn Business described in Part I of the Schedule to this Section in exchange for shares of the capital stock of Grace Brazil owned by Holdings Brazil, and
        (b) Grace shall cause Grace Sweden to transfer to Dearborn Sweden as a capital contribution the assets and liabilities described in Part II of the Schedule to this Section and thereafter, Grace shall cause the Swedish Holding Company to purchase the Dearborn Sweden Shares from Grace Sweden. All costs and expenses incurred by Grace or its affiliates in connection with the reorganization referred to above shall be the obligation of Grace and shall not be paid by Buyer or its affiliates.

             8.6  Reasonable Best Efforts.  In making its
        reasonable best efforts under Sections 8.2 and 8.4, except as may be contemplated by Section 2.5, no member of the Grace Group or the Buyer Group shall be required to make any payment (other than for reasonable legal fees and routine filing fees) that it is not presently contractually required to make, divest any assets (including, but not limited to, assets of the Dearborn Business), make any change in the conduct of its business or that of the Dearborn Business, accept any limitation on the future conduct of its business or that of the Dearborn Business, enter into any other agreement or arrangement with any Person that it is not presently contractually required to enter into, accept any significant modification of any existing agreement or arrangement, or agree to any of the foregoing.

             8.7  Intentionally Omitted.

             8.8  Covenant Not to Compete; No Solicitation.

                  (a) For a period of five years after the Closing Date, the Selling Companies shall not, and shall cause their affiliates not to, directly or indirectly: (i) engage in the Dearborn Business in those countries where the Dearborn Business currently operates, or in the development, registration, formulation, sale or distribution of any products primarily directed to a market that competes with the Dearborn Business as currently conducted including, without limitation, products that are the result of discoveries or development by the Grace Group after the Closing Date or (ii) invest in, manage, operate, join or control as a partner, stockholder, consultant or otherwise, any Person that competes with the Dearborn Business in any jurisdiction where the Dearborn Business is currently conducted (a "Buyer Competitive Business"); provided, however, that nothing in this Section 8.8 shall prohibit the Selling Companies, or their affiliates, from owning up to 5% of the outstanding voting securities of any publicly traded entity; provided, further, that nothing in this Section 8.8 shall prohibit the Selling Companies, or their affiliates, from acquiring a Buyer Competitive Business as an incidental part of an acquisition (by joint venture, merger or other) of the assets of, or the majority of voting interests in, another Person (a "Target Business") if the worldwide sales of the Target Business from the Buyer Competitive Business are not in excess of 30% of the worldwide sales of the Target Business in the fiscal year of the Target Business, for reporting purposes, preceding such acquisition. In the event the Selling Companies, or their affiliates, acquire a Buyer Competitive Business pursuant to the second proviso in the preceding sentence and the worldwide sales of the Buyer Competitive Business are either in excess of 10% of the worldwide sales of the Target Business or in excess of US $50 million in such fiscal year, the Selling Companies shall thereafter divest such Buyer Competitive Business within a reasonable period of time by way of auction or other competitive bidding process, negotiation, sale or such other manner or divestiture as the Selling Companies shall deem appropriate.

                  (b) For a period of two years after the Closing Date, the Selling Companies shall not, and shall cause their affiliates not to, solicit to employ any of the employees of the Dearborn Business so long as they are employed by the Dearborn Business.

                  (c) If any provisions contained in this Section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. The Selling Companies agree that the Buying Companies shall be entitled, upon a proper showing, to injunctive relief requiring specific performance of this Section by the Selling Companies.

             8.9 Notification of Certain Matters. Grace shall use reasonable efforts to give prompt notice to Buyer, and Buyer shall use reasonable efforts to give prompt notice to Grace of any of the following events that occur between the date of this Agreement and the Closing as to which they obtain actual knowledge: (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would be reasonably likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (ii) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in any material respect, and (b) any failure of the Selling Companies or the Buying Companies, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that the delivery of any notice pursuant to this Section 8.9 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. In addition, the Selling Companies will use reasonable efforts to promptly supplement or amend the Schedules with respect to any matter that they obtain actual knowledge of, hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the attached Schedules. No supplement or amendment of the attached Schedules made pursuant to this
        Section 8.9 shall be deemed to cure any breach of any representation or warranty made in this Agreement or limit in any way the purchase price adjustment set forth in
        Section 4.B.

             8.10 Resignations. At the Closing, Grace will deliver to Buyer, the resignations (effective on or prior to the Closing Date) of all directors of the Transferred Companies whose resignations Buyer has requested, provided that Buyer has given Grace adequate time prior to the Closing Date to obtain the same.

             8.11 Confidentiality Agreements. Grace hereby represents and warrants that it has entered into confidentiality agreements with certain third parties that expressed an interest in acquiring the Dearborn Business and that were subsequently permitted access to confidential information of the Dearborn Business and that each such agreement is now and will remain in full force and effect as of the date hereof and as of the Closing Date. At the Closing, Grace shall assign such confidentiality agreements to Buyer.

             8.12 Work's Council. Prior to the Closing, Grace shall provide to Buyer a schedule setting forth all jurisdictions in which the Dearborn Business is conducted in which a work's council is present.

                                 ARTICLE 9
                 CONDUCT OF BUSINESS PRIOR TO THE CLOSING

             Except as otherwise consented to in writing by Buyer which consent shall not be unreasonably withheld or delayed or as otherwise specifically provided in this Agreement, from the date of this Agreement until the Closing:

             9.1 Operation in Ordinary Course. The Selling Companies shall, and shall cause the Transferred Companies (and, to the extent the Selling Companies have the right to do so, the Transferred Joint Ventures) to, conduct the Dearborn Business only in the ordinary course of business, consistent with past practice and shall use their respective reasonable efforts to preserve intact the business organization of the Dearborn Business and keep available the services of the officers and employees of the Dearborn Business.

             9.2 Disposition of Assets. The Selling Companies shall not, and shall not permit the Transferred Companies (and, to the extent the Selling Companies have the right to do so, the Transferred Joint Ventures) to (a) permit or allow any of the assets (other than any of the Total Excluded Assets) of the Dearborn Business to be subjected to any Liens that shall survive the Closing and that would reasonably be expected to have a Material Adverse Effect or
        (b) sell, lease (as lessor), transfer, license (as licensor), or otherwise dispose of, any capital asset of the Dearborn Business with a book value of US $50,000 or more (other than any of the Total Excluded Assets), unless such disposition is reflected in the 1996 budget for the Dearborn Business.

             9.3 Material Agreements. The Selling Companies shall not, and shall not permit the Transferred Companies (and, to the extent the Selling Companies have the right to do so, the Transferred Joint Ventures) to, in connection with the Dearborn Business, (a) borrow any money or enter into any loan or credit agreement under which borrowings would be included in the Total Dearborn Liabilities or in the liabilities of the Transferred Companies or the Transferred Joint Ventures in the amount of US $50,000 or more, other than any agreement or arrangement maintained by or in conjunction with other members of the Grace Group or arrangements with suppliers for customary credit terms made in the ordinary course of business consistent with past practice, (b) amend or terminate any Material Contract other than in the ordinary course of business consistent with past practice, (c) dispose of, waive or permit to lapse any claims and rights under Material Contracts with an aggregate value in excess of US $100,000 other than in the ordinary course of business consistent with past practice, (d) make any announcement or proposal concerning, or grant any general increase in salary that would affect the Executives other than in the ordinary course of business (unless such announcement, proposal or grant had been approved by Grace management prior to the date of this Agreement), (e) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) relating to the Dearborn Business other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities and obligations reflected or reserved against in the Dearborn Financial Statements or incurred in the ordinary course of business and consistent with past practice since December 31, 1995, (f) (Intentionally Omitted), (g) to the extent the same would have a Material Adverse Effect, dispose of or permit to lapse any rights to the use of any Intellectual Property, or disclose to any Person (other than representatives of Buyer) any trade secret, formula, process or know-how not theretofore a matter of public knowledge, other than in the ordinary course of business, (h) make any general change in the credit or warranty terms extended to new or existing customers other than in the ordinary course of business,
        (i) enter into any lease of real or personal property (whether as lessor or lessee) involving annual rental payments in excess of US $100,000, (j) enter into any contract for the purchase or sale, or the exchange or storage, of inventory or supplies or for lease of any storage facilities owned by or under lease to the Dearborn Business, as the case may be, involving annual payments in excess of US $100,000, other than in the ordinary course of business, (k) enter into any contract or agreement under which it is reasonably expected that the Dearborn Business will (i) make expenditures of more than US $500,000 per year for the purchase of raw materials or supplies, or (ii) obtain receipts of more than US $500,000 per year for the sale of its products and services, or (iii) make expenditures or obtain receipts of more than US $200,000 per year for any purpose other than the purchase of raw materials or supplies or the sale of its products and services, (l) authorize any new capital expenditures other than those contemplated by the accumulated monthly 1996 budget for the Dearborn Business, which individually is in excess of US $100,000 or, in the aggregate, are in excess of US $250,000, (m) split, combine or reclassify any shares of capital stock or partnership interests of the Transferred Companies (except for Dearborn Sweden), declare, set aside or pay any dividend or make any other distribution whether in cash, stock, or property or any combination thereof in respect of such capital stock or partnership interests, or (n) agree, whether in writing or otherwise, to take any action prohibited by this Section 9.3.

             9.4 Relations with Customers and Suppliers. The Selling Companies shall, and shall cause the Transferred Companies (and, to the extent the Selling Companies have the right to do so, the Transferred Joint Ventures) to, use reasonable efforts to preserve the Dearborn Business's relations with customers and suppliers, licensors, licensees, contractors, distributors and others having business relations with the Dearborn Business.

             9.5 Satisfaction of Debt. Immediately prior to the Closing, Grace shall cause the Transferred Companies to satisfy and discharge all short-term borrowings and long-term debt, unless otherwise consented to in writing by Buyer.

                                ARTICLE 10
                  CONDITIONS PRECEDENT TO THE OBLIGATIONS
                          OF THE BUYING COMPANIES

             All obligations of the Buying Companies under this Agreement are subject, at Buyer's option, to the fulfillment prior to or at the Closing, of each of the following conditions, unless waived in writing by Buyer:

             10.1 Intentionally Omitted.

             10.2 Performance of Covenants and Agreements. Grace and the other Selling Companies shall have in all material respects performed or complied with all of the covenants and agreements required to be performed or complied with by them at or prior to the Closing pursuant to this Agreement.

             10.3 Hart-Scott-Rodino Act and Other Governmental
        Approvals.

                  (a)  All waiting periods under the HSR Act
        applicable to the transactions contemplated by this Agreement shall have expired, by passage of time or by valid early termination by the FTC or the DOJ.

                  (b)  All consents and approvals of non-U.S.
        Governmental Authorities with respect to antitrust, business combination or foreign investment filings, laws or regulations shall have been obtained.

             10.4 Certificate of Grace.

                  (a)  Grace shall have delivered to Buyer a
        certificate of Grace, dated the Closing Date, signed by a Vice President or more senior officer of Grace certifying that (except as specifically set forth in such certificate): (i) each and every representation and warranty of Grace under this Agreement that is qualified as to materiality is true and accurate and each of the representations and warranties of the Selling Companies under this Agreement that are not so qualified is true and accurate in all material respects as of the Closing and
        (ii) Grace and the other Selling Companies have in all material respects performed or complied with at or prior to the Closing all of the covenants and agreements required to be performed by them at or prior to the Closing pursuant to this Agreement.

                  (b)  If the certificate referred to in Section
        10.4(a) sets forth any exceptions to the statement set forth in clause (ii) of such Section, the condition precedent to the obligations of the Buying Companies under
        Section 10.2 shall not have been fulfilled.

             10.5 Litigation. On the Closing Date, there shall not be in effect or threatened any order, decree or ruling or other judicial or governmental action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby.

                                ARTICLE 11
                  CONDITIONS PRECEDENT TO THE OBLIGATIONS
                         OF THE SELLING COMPANIES

             All obligations of the Selling Companies under this Agreement are subject, at Grace's option, to the fulfillment prior to or at the Closing, of each of the following conditions unless either waived in writing by
        Seller:

             11.1 Intentionally Omitted.

             11.2 Performance of Covenants and Agreements.  The
        Buying Companies shall have in all material respects performed or complied with all of the covenants and agreements required to be performed or complied with by them at or prior to the Closing pursuant to this Agreement.

             11.3 Hart-Scott-Rodino Act and Other Governmental
        Approvals.

                  (a)  All waiting periods under the HSR Act
        applicable to the transactions contemplated by this Agreement shall have expired, by passage of time or by valid early termination by the FTC or the DOJ.

                  (b)  All consents and approvals of non-U.S.
        Governmental Authorities with respect to antitrust, business combination or foreign investment filings, laws or regulations shall have been obtained.

             11.4 Intentionally Omitted.

             11.5 Litigation. On the Closing Date, there shall not be in effect or threatened any order, decree or ruling or other judicial or governmental action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby.

             11.6 Certificate of Buyer.

                  (a)  Buyer shall have delivered to Seller a
        certificate of Buyer, dated the Closing Date, signed by a Vice President or more senior officer of Buyer, certifying that: (i) each and every representation and warranty of Buyer under this Agreement that is qualified as to materiality is true and accurate and each of the representations and warranties of Buyer under this Agreement that are not so qualified, is true and accurate in all material respects, as of the Closing; and (ii) Buyer and the other Buying Companies have in all material respects performed or complied with at or prior to the Closing all of the covenants and agreements required to be performed or complied with by them at or prior to the Closing pursuant to this Agreement.

                  (b)  If the certificate referred to in Section
        11.6(a) sets forth any exceptions to the statement set forth in clause (ii) of such Section, the conditions precedent to the obligations of the Selling Companies under
        Section 11.2 shall not have been fulfilled.

                                ARTICLE 12
                             EMPLOYEE MATTERS

             12.1 Employees of Transferred Companies and
        Transferred Joint Ventures. Buyer acknowledges that the job position and terms and conditions of employment of all active and inactive employees of the Transferred Companies and Transferred Joint Ventures shall not be affected by the occurrence of the Closing, except with respect to employee benefit plans as otherwise may be provided in the Employee Benefits Agreement.

             12.2 Current, Continued and Transitional Service
        Employees.

                  (a)  On the Closing Date, the following
        individuals shall cease to be employees of the Grace Group:
        (i) each employee of the Grace Group (other than the Transferred Companies or Transferred Joint Ventures) who is employed exclusively in the Dearborn Business, (ii) each employee of the Grace Group (other than the Transferred Companies or Transferred Joint Ventures) who performs substantial services for the Dearborn Business and is designated by Grace as an employee who is to be transferred with the Dearborn Business, and (iii) each employee who replaces any employee described in clauses (i) and (ii). All employees described in clauses (i) and (ii), as of December 31, 1995, are listed on the Schedule to this Section. All employees described in clauses (i), (ii) and
        (iii) are referred to as "Current Employees".

                  (b) Each Current Employee (excluding any Current Employee who is on long-term disability on the Closing
        Date) who accepts an offer of employment made by a member of the Buyer Group in accordance with Section 12.3 shall become an employee of such member of the Buyer Group effective on the Closing Date; and all such Current Employees are referred to as "Continued Employees".

                  (c) Each Transitional Services Employee shall cease to be an employee of the Grace Group on a date to be established by Grace for each Transitional Services Employee; provided that, with respect to Transitional Services Employees fully dedicated to performing services for the Dearborn Business, cessation of each such employee's employment with the Grace Group shall be by mutual agreement between Buyer and Grace. Any member of the Buyer Group may offer employment to any Transitional Services Employee to commence on or after the date such employee ceases to be an employee of the Grace Group.

             12.3 Positions Offered to Current Employees.

                  (a) With respect to each Current Employee, the Buying Companies shall either offer the Current Employee employment with a member of the Buyer Group to commence on the Closing Date or the Current Employee shall be eligible for severance benefits as an employee described in Section 12.6(a)(i).

                  (b) With respect to each Current Employee who is offered employment with a member of the Buyer Group in accordance with Section 12.3(a), either (A) the position offered by the Buying Companies: (i) shall be for a job that is equivalent (including with respect to his or her level of responsibility and authority) to the Current Employee's job with the Dearborn Business as of the Closing, (ii) shall be at no reduction in base salary, wages, or commission or sales incentive award levels effective as of the Closing, (iii) shall not change the location of the Current Employee's principal place of work to one that is an unreasonable commuting distance from his or her residence, and (iv) shall provide employee benefit plan coverages in accordance with the provisions of the Employee Benefits Agreement or (B) the position offered by the Buying Companies shall be on terms other than those set forth in (A) above, and, in such case, if the Current Employee does not accept that offer, he or she shall be eligible for severance benefits to the same extent as an employee described in Section 12.6(a)(ii) who voluntarily terminates employment with the Buyer Group.

                  (c)  The Selling Companies have not made any
        representation regarding which, if any, (i) Current Employees or Transitional Services Employees will accept offers of employment with the Buyer Group, or (ii) employees of the Transferred Companies and Transferred Joint Ventures will continue such employment after the Closing.

             12.4 Employee Benefit Plans. As of the Closing Date, the Continued Employees and the employees of the Transferred Companies and the Transferred Joint Ventures who participated in the employee benefit plans or arrangements maintained by the Grace Group shall cease to participate in those plans or arrangements and shall commence participation in employee benefit plans or arrangements established or maintained by the Buyer Group, in accordance with the Employee Benefits Agreement. Notwithstanding the foregoing, the Grace Group and the Buyer Group may agree that certain such employees may continue to participate in employee benefit plans or arrangements maintained by the Grace Group for a specific period after the Closing Date.

             12.5 Vacation. Effective as of the Closing Date, the Buyer Group shall assume all liability of the Grace Group with respect to vacation and leave of absence for each Continued Dearborn Business Employee. With respect to each Continued Dearborn Business Employee who is credited with vacation and/or leave of absence earned on a calendar year basis, Buyer shall continue to apply the vacation and leave of absence policy and/or practice (whether or not legally required) applicable to such Continued Dearborn Business Employee the day before the Closing Date for at least the remainder of the calendar year in which the Closing occurs and the following calendar year; so that each such Continued Dearborn Business Employee shall be entitled to use any vacation days or leave of absence time, and/or receive any pay related thereto, to which he or she would otherwise be entitled for such calendar years applicable the day before the Closing Date. With respect to any Continued Dearborn Business Employee who is credited with vacation days or leave of absence time (and pay related thereto) based on the 12-month period commencing on his or her employment anniversary date (an "Anniversary Vacation Period"), and not based on a calendar year, Buyer shall continue to apply the vacation and leave of absence policy and/or practice (whether or not legally required) applicable to such Continued Dearborn Business Employee the day before the Closing for least the Anniversary Vacation Period during which the Closing occurs and the following Anniversary Vacation Period; so that each such Continued Dearborn Business Employee shall be entitled to use any vacation days or leave of absence time, and/or receive any pay related thereto, to which he or she would otherwise be entitled for such Anniversary Vacation Period(s) applicable the day before the Closing Date.

             12.6 Severance Arrangements.

                  (a)  Buyer acknowledges that:

                       (i)  a severance and retention arrangement
        has been adopted by the Grace Group (the "Grace Severance Arrangement"), as described on the Schedule to this Section that provides severance pay and other benefits to each Dearborn Business Employee (except for an employee of any Transferred Joint Venture) who is deemed by Grace to be a regular salaried employee of the Grace Group (a "Salaried Dearborn Business Employee") and who Grace determines has become unemployed as of the Closing Date; or who Grace determines has been terminated as of an earlier date as a direct result of the divestment of the Dearborn Business, but only if consented to by Buyer.

                       (ii) the severance and other benefits under the Grace Severance Arrangement shall also apply to each Salaried Dearborn Business Employee who: (A) becomes an employee of the Buyer Group but who is subsequently involuntarily terminated from employment with the Buyer Group within 6 months after the Closing Date due to plant consolidation, closing or relocation, or other circumstances that are not directly related to the employee's performance, (B) becomes an employee of the Buyer Group but voluntarily terminates his or her employment within 6 months after the Closing Date as a result of an unreasonable change in job duties, a decrease in compensation or a change in work location that results in an unreasonable commuting distance from the employee's existing residence, or (C) on the Closing Date or on any date subsequent thereto is absent from work due to disability or leave of absence (whether or not he or she is receiving workers' compensation payments), and who recovers from such disability and requests reinstatement to active employment status within 6 months of the Closing Date, but is denied reinstatement by any member of the Buyer Group;

                       (iii) certain Dearborn Business Employees who are not eligible for severance under the Grace Severance Arrangement may be entitled to severance benefits under local law as a result of the transactions contemplated by this Agreement, even if they commence employment with the Buyer Group, refuse to accept an offer of employment with the Buyer Group or resign their employment with the Grace Group; and

                       (iv) Transitional Services Employees shall be eligible for severance under various plans, programs, policies and practices of the Grace Group upon termination of employment with the Grace Group (but shall not be eligible to participate in the Grace Severance Arrangement).

                  (b) Buyer shall reimburse Grace (or any other member of the Grace Group designated by Grace) for the cost incurred in connection with severance pay and/or other severance benefits (i) under the Grace Severance Arrangement with respect to Dearborn Business Employees who become entitled to severance benefits under circumstances described in Section 12.3(a) or (b) or Section 12.6(a)(i) or (ii), and (ii) under any local law that requires severance to be paid to Dearborn Business Employees as a result of the transactions contemplated by this Agreement (as described above in Section 12.6(a)(iii)). Buyer shall make such reimbursement due pursuant to this Section 12.6(b) within 30 days after receipt of a written demand from Grace specifying the amount of the costs incurred during a specific period and appropriate supporting documentation.

                  (c) Buyer shall pay Grace (and/or other members of the Grace Group designated by Grace) a total of US $10,000,000 in a manner described in the transitional services agreement(s) that shall be entered into between the Grace Group and the Buyer Group, which shall be regarded as compensation for severance benefits that will be (or may be) provided by the Grace Group under any plan, program, policy or practice of the Grace Group to Transitional Services Employees who are terminated by the Grace Group. With respect to any Transitional Services Employee who is to be terminated by the Grace Group but who is transferred to, or hired by, the Buyer Group, then the Grace Group shall credit to Buyer (or any other member of the Buyer Group designated by Buyer) an amount equal to the cost of the severance benefits that would have been provided to such employee if the employee was terminated by the Grace Group and not transferred to, or hired by, the Buyer Group; but only if under applicable law the Grace Group is not required to provide severance benefits to such employee.

             12.7 Post-Closing Severance Benefits For Salaried
        Dearborn Business Employees.

                  (a) Effective 6 months after the Closing Date, Buyer shall cause each Salaried Dearborn Business Employee then employed by the Buyer Group to be covered by a severance plan or program that shall remain in effect for a period of not less than 18 months thereafter (the "Buyer's Severance Arrangement"). The Buyer's Severance Arrangement shall provide for the following: (i) severance payments equal to the payments that such employees would have been entitled to under the terms of the Grace Severance Arrangement, based upon an aggregation of service with the Grace Group up to the Closing Date and service with the Buyer Group on and after the Closing Date, (ii) payments for unused but accrued vacation as of the date of the employee's termination, (iii) outplacement services and
        (iv) with respect to a Salaried Dearborn Business Employee who is employed in the United States, continuation of coverage under the Buyer's Medical Plans (as defined in the Employee Benefits Agreement) for the shortest of the following periods: (i) the period ending 4 months after the employee's last date of employment with the Buyer Group, (ii) the period that installment severance payments are made to the employee or (iii) the period that ends on the date that the employee becomes eligible for coverage under another group medical plan; such continuation coverage shall be under the same terms and conditions of Buyer's Medical Plans applicable to such employee the day before his or her termination. The costs that such employee will incur for coverage under the Buyer's Medical Plans during the period that such employee is entitled to coverage pursuant to the immediately preceding sentence shall not exceed the cost of coverage under Buyer's Medical Plans applicable to active employees who participate therein. In addition, such period of coverage shall be considered to be part of the health care continuation period required to be provided to the employee under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985. The Buyer's Severance Arrangement shall permit each eligible former Salaried Dearborn Business Employee who is employed in the United States to elect to receive severance payments in a lump sum or in installment payments in the same manner as provided by the Grace Severance Arrangement.

                  (b)  The provisions of Section 12.7(a) shall
        apply to each Salaried Dearborn Business Employee who is covered under the Buyer's Severance Arrangement and who:
        (i) is subsequently involuntarily terminated from employment by the Buyer Group during the period that the Buyer's Severance Arrangement is required to remain in effect, due to plant consolidation, closing or relocation, or other circumstances that are not directly related to the employee's performance; (ii) voluntarily terminates his or her employment during the period that the Buyer's Severance Arrangement is required to remain in effect, as a result of the occurrence, without such employee's consent (which consent may not be subsequently revoked), of an unreasonable change in job duties, a change in work location that results in an unreasonable commuting distance from such employee's existing residence or a decrease in such employee's aggregate compensation such that the employee's resulting aggregate annual compensation will equal less than 85% of the aggregate compensation received by such employee for the 12-month period ending on the day before the Closing Date or (iii) on the Closing Date or on any date subsequent thereto, is absent from work due to disability or leave of absence (whether or not he or she is receiving worker's compensation payments), and who recovers from such disability (if applicable) and requests reinstatement to active employment status during the period that the Buyer's Severance Arrangement is required to remain in effect, but is denied reinstatement by any member of the Buyer Group.

                  (c) Buyer shall cause the plan document and the summary plan description for the Buyer's Severance Arrangement to include a provision stating that the Buyer's Severance Arrangement may not be terminated or amended in a manner adverse to the covered employees prior to the date that is 18 months following the Buyer's Severance Arrangement's effective date. Buyer shall cause the summary plan description for the Buyer's Severance Arrangement to be distributed to the Salaried Dearborn Business Employees within thirty days after the Closing Date.

                  (d) After the Buyer's Severance Arrangement has been in effect for the required 18-month period, Buyer may terminate or revise the Buyer's Severance Arrangement, to the extent permitted by applicable law. Salaried Dearborn Business Employees shall receive credit for prior service with the Grace Group for the purposes of applying any revised policy.

             12.8 Executive Compensation. As of the Closing Date, the Continued Dearborn Business Employees who participated in the Grace Group's executive compensation plans or arrangements shall commence participation in executive compensation plans or arrangements maintained by the Buyer Group, which provide coverage and benefits to such persons which are, in the aggregate, not less favorable than those provided to such employees immediately prior to the Closing Date.

             12.9 Inactive Current Employees. This Agreement shall not obligate the Buyer Group to employ any Dearborn Business Employee who is classified by the Grace Group as being on long-term disability leave as of the Closing Date. Notwithstanding any other provision of this Agreement to the contrary, those Dearborn Business Employees who have been classified by the Grace Group as being on layoff, short-term disability or leave of absence (whether paid or unpaid or as a result of a workers compensation claim) as of the Closing shall continue such status with the appropriate member of the Buyer Group after the Closing Date.

             12.10 Expatriate Employees. The Dearborn Business Employees listed in the Schedule to this Section are referred to as the "Expatriate Employees." Each Expatriate Employee has relocated from the country where he or she was a citizen or resident, and is a party to one of the agreements listed in the Schedule to this Section regarding relocation payments, home leave, repatriation rights and other matters (the "Expatriate Agreements"). Grace has delivered or made available to Buyer complete copies of the written Expatriate Agreements and a written summary of all other Expatriate Agreements, as currently in effect. At the Closing Date, the Buyer Group shall assume (i) all obligations of the Grace Group under the Expatriate Agreements with respect to each Expatriate Employee who accepts employment with the Buyer Group, and (ii) all severance and repatriation obligations of the Grace Group under the Expatriate Agreements related to the termination of each Expatriate Employee who does not accept employment with the Buyer Group.

             12.11 Terms of Employment. As to terms and conditions of employment of the Continued Dearborn Business Employees not described in this Article, and subject to the Employee Benefits Agreement, from and after the Closing, the Continued Dearborn Business Employees: (i) shall be treated in a manner similar to the other similarly situated employees of the Buyer Group, (ii) shall be entitled to participate on the same basis as such other employees in all job training, career development and educational programs of the Buyer Group, and (iii) shall be entitled to fair and equitable consideration together with such other employees in connection with any management or executive job opportunities or any other promotional opportunities with the Buyer Group.

             12.12 Recognition of Seniority. The Buyer Group shall recognize continuous service with the Grace Group (including predecessor employers to the extent such service is recognized by the Grace Group) for the purpose of determining seniority as used for the determination of service awards, severance benefits, vacations, sick leave and other terms and conditions of employment related to seniority.

             12.13 Employee Information Sharing. After the Closing Date, the Buying Companies shall, and shall cause the Transferred Companies (and, to the extent Buyer has the right to do so, the Transferred Joint Ventures) to, provide to the Grace Group, and the Selling Companies shall, and shall cause the other members of the Grace Group to, provide to the Buyer Group, on a continuing basis at no cost to the recipient, such information regarding persons who were employees of the Dearborn Business under the Grace Group's ownership, as may be reasonably requested. This Section shall not compel any person to maintain records beyond the periods specified in Sections 15.2 and 15.3.

             12.14 Transfer of Employees of the Brazilian Business. Any other provision of this Agreement to the contrary notwithstanding, at the Closing Date, all Current Employees who are employed in Brazil shall be transferred by Grace's Brazilian Subsidiary to Buyer's entity which will carry out the Dearborn Business in Brazil, by means of a change in current employment agreements and without termination thereof.

                                ARTICLE 13
                                TERMINATION

             13.1 Rights to Terminate.

                  (a) This Agreement may be terminated at any time prior to the Closing by written agreement of Grace and Buyer.

                  (b)  [Intentionally Omitted.]

                  (c) If the Closing shall not have taken place on or before December 15, 1996, either Grace or Buyer may terminate this Agreement at any time thereafter by giving notice of such termination to the other in the manner provided in Section 18.1; provided, however, that (i) Grace may not terminate this Agreement pursuant to this Section 13.1(c) if the Closing could take place in the event Grace made an election to close pursuant to Section 2.5 hereof and (ii) in the event of a change of control transaction affecting a party, such party shall not have the right to terminate this Agreement pursuant to this Section 13.1(c) if the failure to consummate the Closing by such date shall be due to the failure of the party seeking to terminate this Agreement to have fulfilled any of its obligations under this Agreement.

             13.2 Consequences of Termination.

                  (a)  In the event of a termination of this
        Agreement, in accordance with Section 13.1, this Agreement shall thereafter become void and have no effect; provided, however, that the termination of this Agreement shall not affect the rights of any Buying Company or Selling Company against the other for any breach of this Agreement.

                  (b)  The obligations of the parties under
        Sections 17.1 and 17.2 shall survive any termination of this Agreement.

                                ARTICLE 14
                              INDEMNIFICATION

             14.1 Definitions.  As used in this Article:

                  (a) "Damages" means any and all assessments, penalties, fines, damages, judgments, liabilities, losses or costs (including reasonable Litigation Expenses incident to Third Party Claims, but excluding Litigation Expenses incident to Direct Claims).

                  (b)  "Direct Claims" means claims other than
        Third Party Claims.  "Direct Claim" means one of the Direct
        Claims.

                  (c) "Litigation Expenses" means attorneys' fees and other costs and expenses incident to proceedings or investigations with respect to, or the prosecution or defense of, any Direct Claim or Third Party Claim.

                  (d)  "Third Party Claims" means any and all
        claims, demands, suits, actions or proceedings by any person or entity, other than members of the Buyer Group or the Grace Group, that could give rise to a right of indemnification under this Article. "Third Party Claim" means one of the Third Party Claims.

             14.2 Sellers' Indemnification.

                  (a) Subject to the terms and limitations of this Article, Grace shall indemnify and hold harmless the Buying Companies, their Subsidiaries (including, after the Closing, the Transferred Companies and the Transferred Joint Ventures), directors, officers and employees (the "Buyer Indemnified Group"), as the case may be, from and against all Damages incurred by any member of the Buyer Indemnified Group arising out of, incurred in connection with or relating to (i) any breach by or non-performance of any Selling Company of any of its covenants or agreements under this Agreement or any of the other Transaction Documents (other than the Tax Procedures Agreement), (ii) any breach of or inaccuracy in any representation or warranty of Grace set forth in Article 5, (iii) any of the Total Excluded Liabilities, (iv) Undisclosed Employee Liabilities or (v) Undisclosed Product Liabilities.

                  (b) The representations and warranties of Grace set forth in Article 5 shall survive the Closing. The representations and warranties set forth in Section 5.5 through the end of Article 5 (except for the representation and warranty contained in the third sentence of Section 5.5) shall expire and be of no further force and effect 18 months after the Closing Date, except with respect to claims Buyer has previously asserted against Grace in writing, setting forth with reasonable specificity the nature of such claims. Neither the period of survival nor the liability of Grace with respect to Grace's representations and warranties shall be reduced by any investigation made at any time by or on behalf of Buyer.

             14.2A Environmental Indemnification.

                  (a) Notwithstanding any other provisions of this Agreement, Grace shall indemnify and hold harmless the Buyer Indemnified Group from and against all Environmental Costs incurred by any member of the Buyer Indemnified Group arising out of, incurred in connection with or relating to:

                       (i)  On-Site Matters.  (A)  To the extent
        required by Environmental Law in effect as of the Closing Date or by a Governmental Authority implementing such law, Cleanup of Hazardous Substances released into the environment prior to the Closing Date onto or under any properties or facilities being transferred to the Buyer Group pursuant to this Agreement and onto or under adjacent property to the extent such Hazardous Substances have migrated to such adjacent property ("On-Site Property");

                            (B)  Toxic Tort Claims, Chromium Claims
        and Natural Resource Damage Claims relating to On-Site Properties, provided that indemnification for Natural Resource Damage Claims (including such Natural Resource Damage Claims that relate to chromium compounds and salts thereof) are limited to claims arising under Environmental Laws that are in effect as of the Closing Date;

                       (ii) Formerly-Owned Property Matters.
        (A) Cleanup of real property formerly owned by one of the Selling Companies, Transferred Companies or Transferred Joint Ventures as part of the Dearborn Business ("Formerly-Owned Property"), except indemnification shall not be available for Hazardous Substances released or disposed of at such real property by a member of the Buyer Group, provided that this exception does not apply to such release or disposal by the Transferred Companies or Transferred Joint Ventures prior to the Closing Date;

                            (B)  Toxic Tort Claims, Chromium Claims
        and Natural Resource Damage Claims relating to
        Formerly-Owned Properties;

                       (iii) Off-Site Matters.  (A)  Cleanup of
        Hazardous Substances released at any location (other than locations covered by subsections (a)(i), (ii), and (iv) herein) ("Off-Site Properties") if such substances were generated, used, stored, treated, transported, disposed of, or released by or on behalf of the Dearborn Business or any predecessor thereto prior to the Closing Date, except that Grace shall not be obligated to provide indemnification pursuant to this subsection for the Cleanup of Hazardous Substances which were disposed of at such locations by any member of the Buyer Group, provided that this exception does not apply to such disposal by the Transferred Companies or Transferred Joint Ventures prior to the Closing Date;

                            (B)  Toxic Tort Claims, Chromium Claims
        and Natural Resource Damage Claims relating to Off-Site
        Properties;

                       (iv) Customer Site Matters.  (A)  Cleanup of
        Hazardous Substances, including Hazardous Substances contained in products, purchased from or supplied by one of the Selling Companies, Transferred Companies or Transferred Joint Ventures of the Dearborn Business (or any predecessor thereto) prior to the Closing Date, which were released into the environment onto or under any property owned or operated by the current or former customers of the Dearborn Business (including, without limitation, storage tanks owned or operated by the Dearborn Business or any predecessor thereto at such locations) or onto or under adjacent property to the extent such Hazardous Substances have migrated to such adjacent property ("Customer Sites"), or which were disposed of or transported from Customer Sites ("Customer Disposal Sites");

                            (B)  Toxic Tort Claims, Chromium Claims
        and Natural Resource Damage Claims relating to Customer
        Sites or Customer Disposal Sites; or

                       (v)  Breach of Representations and
        Warranties. Breach of or inaccuracy in any of the representations or warranties stated in Section 5.14.

                  (b) Indemnification shall be available under this Section 14.2A only with respect to those claims as to which Claimant has provided a written notice to Grace ("Environmental Notice") during the periods specified in this subsection (b). Such Environmental Notice must include, based on reasonably available information, the following: (i) location; (ii) types of Hazardous Substances; (iii) the extent of any contamination, if known; (iv) the impacted media, if known; and (v) a copy of any notices filed with or received from any Governmental Authority or other person, or if no such notice has been filed or received, the basis upon which Claimant seeks indemnification. Such Environmental Notice must be provided prior to the fifth anniversary of the Closing Date with respect to Cleanup, Toxic Tort Claims and Natural Resource Damage Claims relating to On-Site Properties, Customer Sites and Customer Disposal Sites, prior to the expiration of the 18-month period following the Closing Date with respect to claims covered by Section 14.2A(a)(v), or at any time for any other claim covered by this Section 14.2A.

                  (c)  Except as otherwise provided in Section
        14.2A(e), the Buyer Indemnified Group shall not be eligible for indemnification for claims covered by Section 14.2A(a)(i), except for claims for which the Environmental Costs incurred by Claimant exceeds US $50,000 ("Covered On-Site Claims"). Grace shall not be obligated to reimburse the Buyer Indemnified Group unless and until the aggregate Environmental Costs of such Covered On-Site Claims exceeds US $6,000,000 (the "Environmental Deductible"), and then only with respect to the excess of such aggregate amount. Once the Environmental Deductible has been exceeded, Grace shall reimburse the Buyer Indemnified Group for each Covered On-Site Claim, except for Chromium Claims, in accordance with the following and based on the year in which the Environmental Notice of such claim was filed:

                       (i)  Grace shall reimburse 80% of all
        Environmental Costs relating to claims made before the first anniversary of the Closing Date;

                       (ii) Grace shall reimburse 60% of all
        Environmental Costs relating to claims made on or after the first but before the second anniversary of the Closing
        Date;

                       (iii) Grace shall reimburse 60% of all
        Environmental Costs relating to claims made on or after the second anniversary but before the third anniversary of the Closing Date;

                       (iv) Grace shall reimburse 40% of all
        Environmental Costs relating to claims made on or after the third anniversary but before the fourth anniversary of the Closing Date;

                       (v)  Grace shall reimburse 20% of all
        Environmental Costs relating to claims made on or after the fourth anniversary but before the fifth anniversary of the Closing Date.

             For claims filed before the first anniversary of the Closing Date, this subsection shall apply to all Covered On-Site Claims even if it is unclear whether the release occurred prior to or subsequent to the Closing Date, except that Buyer shall be solely responsible for releases that are clearly identified as having occurred subsequent to the Closing Date.

             As to Chromium Claims that are also Covered On-Site Claims, once the Environmental Deductible has been exceeded, Grace shall reimburse the Buyer Indemnified Group for 90% of all Environmental Costs related to such claims, without respect to when the Environmental Notice for such claim was submitted.

             The Buyer Indemnified Group shall be responsible for their allocation of Environmental Costs as set forth above regarding each claim.

                  (d) (i) Indemnification by Grace for any breach of Section 5.14 shall be as follows:

                            (A)  any Environmental Costs related to
        Cleanup at or related to On-Site Property shall be allocated in accordance with Section 14.2A(c) above;

                            (B)  limited to fines, penalties, legal
        expenses and any other costs of defending any litigation or administrative proceeding for such breaches related to noncompliance with Environmental Law, except for matters otherwise covered by subsection (d)(i)(A) above;

                            (C)  any Environmental Costs related to
        Section 14.2A(a)(iv) shall be allocated in accordance with
        Section 14.2A(f).

                       (ii) With regard to subsection (d)(i)(B) and all other claims related to any other breach of Section
        5.14 not referred to in subsection(d)(i)(A) or (C) above, the Buyer Indemnified Group shall not be eligible for indemnification with respect to the breach of any representation of Section 5.14(b)(i), (ii), or (iii) unless and until the aggregate amount of all such Buyer Indemnified Group's indemnified costs exceeds US $1,000,000, and then only with respect to the excess of such aggregate amount; except that such limits shall not apply to breaches of environmental representations that relate to matters covered by Section 14.2A(a)(ii) and
        (iii).

                  (e) Notwithstanding the limitations set forth in subsection 14.2A(c) above, to the extent that any On-Site Property becomes listed on the NPL solely as a result of the release of Hazardous Substances prior to the Closing Date, Grace shall have responsibility for 100% of all Environmental Costs related to the Cleanup on that property commencing on the day the site s nomination to the NPL is made final by publication in the Federal Register. Until such time, the allocation set forth in Section 14.2A(c) above shall be used. Grace, at its option, may assume control of any project for which it has 100% responsibility under this subsection.

                  (f) The Buyer Indemnified Group shall not be eligible for indemnification under Section 14.2A(a)(iv), unless and until the aggregate of all Environmental Costs for which indemnification is sought exceeds US $10,000,000, and then only with respect to 90% of the excess of such aggregate.

                  (g)  Grace's aggregate indemnity with respect to
        (i) Cleanup, Toxic Tort Claims and Natural Resource Damage Claims relating to On-Site Properties and Customer Sites;
        (ii) Undisclosed Product Liabilities; and (iii) Undisclosed Employee Liabilities, shall be limited to 10% of the Total Purchase Price. This limitation does not apply to Chromium Claims arising at or from any location or any claims arising under Section 14.2A with respect to Formerly-Owned Properties or Off-Site Properties.

                  (h)  The dollar thresholds set forth in this
        Section 14.2A have been negotiated for the special purpose of the provisions to which they relate, and are not to be taken as evidence of the level of "materiality" for purposes of any statutory or common law which may be applicable to the transactions contemplated by this Agreement under which a level of materiality might be an issue.

             14.3 Buyers' Indemnification.

                  (a) Subject to the terms and limitations of this Article, the Buying Companies shall, jointly and severally, indemnify and hold harmless the Selling Companies, their Subsidiaries, directors, officers and employees (the "Grace Indemnified Group"), as the case may be, from and against all Damages incurred by any member of the Grace Indemnified Group arising out of, incurred in connection with or relating to (i) the breach by or non-performance of any Buying Company, or subsequent to the Closing any Transferred Company or Transferred Joint Venture, of any of its covenants or agreements under this Agreement or any of the other Transaction Documents, (ii) any breach of or inaccuracy in any representation or warranty of Buyer set forth in Article 6, (iii) the failure of any Transferred Company or Transferred Joint Venture subsequent to the Closing to perform or fulfill its obligations under any contract, agreement or obligation for which any member of the Grace Group is or may be liable, as a guarantor or otherwise, (iv) any of the Total Dearborn Liabilities, including, without limitation, any liability or obligation relating to the Dearborn Business or the Total Dearborn
        Assets based upon or arising under any Environmental Law, except as may be otherwise provided in this Article 14, (v) the Buyer Group's hiring practices and decisions with respect to the Dearborn Business (including, but not limited to, any claims by any Current Employee alleging he or she was not hired or was terminated, on or after the Closing Date in violation of U.S. or non-U.S. non-discrimination laws), (vi) any claim concerning any aspect of the employment or termination of employment, at or after the Closing, of any Continued Dearborn Business Employee,
        (vii) (Intentionally Omitted), (viii) any claim made by any Dearborn Business Employee or any Transitional Services Employee for any severance pay or other severance benefit, including, but not limited to, any individual who becomes entitled to such pay or benefits under the Grace Severance Arrangement before, on or after the Closing Date and any individual who under applicable law or otherwise is entitled to severance upon dismissal by the Selling
        Companies after refusing an offer to become an employee of the Buyer Group, (ix) any change in the collective organization or joint committees applicable to any Continued Dearborn Business Employee that occurs at or after the Closing, or applicable to any Transitional
        Services Employee who commences employment with any member of the Buyer Group that occurs on or after the date that such employee commences such employment; (x) any claim made by any Dearborn Business Employee based on any agreement between the employee and any member of the Grace Group that was in the ordinary course of business or (xi) any claim under the U.S. Worker Adjustment and Retraining
        Notification Act, 29 U.S.C.SECTIONSECTION 2101 et seq., or any comparable U.S., state or non-U.S. law arising out of any actions taken by the Buyer Group at or after the Closing or as a result of the transactions contemplated by this Agreement.

                  (b) The representations and warranties of Buyer set forth in Article 6 shall survive the Closing.

             14.4 Limitations.

                  (a) The Buying Companies and the other members of the Buyer Group may not assert any claim for indemnification under this Article (a "Buyers Claim") with respect to the breach of or inaccuracy in any representation or warranty in Section 5.5 through Section
        5.13 and Section 5.15 through the end of Article 5 unless and until the aggregate amount of all such Buyers' Claims give rise to Damages that exceed US $10,000,000 and then only with respect to the excess of such aggregate Buyers' Claims over US $10,000,000; provided, however, that this
        Section 14.4 shall not apply to (i) any indemnification by Grace for any Damages asserted against, imposed upon or incurred by the breach or inaccuracy in any representations and warranties contained in Section 5.17 (Brokers).

                  (b)  The dollar thresholds set forth in this
        Section have been negotiated for the special purpose of the provision to which they relate, and are not to be taken as evidence of the level of "materiality" for purposes of any statutory or common law which may be applicable to the transactions contemplated by this Agreement under which a level of materiality might be an issue.

                  (c) Any payment by Buyer (or a Member of the Buyer Group) or Grace (or a Member of the Grace Group) under this Article 14 will be treated as an adjustment to the Total Purchase Price; provided, however, that to the extent it cannot be so characterized for tax purposes or if such indemnification occurs after the expiration of the statute of limitations for the 1996 taxable year, the recipient of any such payment shall be entitled to an additional payment to cover Taxes on the payment less any allowable Tax deductions attributable to payment of the indemnified claim.

             14.5 Defense of Third Party Claims.

                  (a) The Buying Companies shall, and shall cause the other members of the Buyer Group to, notify Grace in writing promptly after a Third Party Claim is asserted against or sought to be collected from any member of the Buyer Group for which the Grace Group may be liable under this Agreement, or which is to be taken into account for purposes of the dollar thresholds in Sections 14.2A or
        14.4. The Selling Companies shall, and shall cause the other members of the Grace Group to, notify Buyer in writing promptly after a Third Party Claim is asserted against or sought to be collected from any member of the Grace Group for which the Buyer Group may be liable under this Agreement. It shall be a necessary condition of any claim by any entity for indemnification under this Agreement with respect to any Third Party Claim, or for such Third Party Claim to be taken into account for purposes of the dollar thresholds under Sections 14.2A or 14.4, that the entity seeking indemnification or to have such claim taken into account (the "Claimant") notify Grace on behalf of the Grace Group, if the Claimant is a member of the Buyer Group, or Buyer on behalf of the Buyer Group, if the Claimant is a member of the Grace Group, prior to the time when the notice recipient's ability to contest the Third Party Claim would be materially impaired by lack of notice. If a Buyer Group Claimant fails to give such notice of a Third Party Claim and such Claimant's failure to provide such notice has materially prejudiced the indemnifying party's ability to defend the Third Party Claim, then all members of the Buyer Group shall be deemed to have waived all rights to indemnification with respect to such Third Party Claim. If a Grace Group Claimant fails to give such notice of a Third Party Claim and such Claimant's failure to provide such notice has materially prejudiced the indemnifying party's ability to defend the Third Party Claim, then all members of the Grace Group shall be deemed to have waived all rights to indemnification with respect to such Third Party Claim.

                  (b)  Except as otherwise provided in Section
        14.5(d), Grace, or any other member of the Grace Group, may undertake the defense of a Third Party Claim that the Buyer Group has notified Grace of, by notice to Buyer not later than 60 calendar days after receipt by Grace of the Buyer Group's notice of the claim. Failure on the part of the Grace Group to so notify Buyer that it will undertake such defense shall be deemed to be a waiver of the Grace Group's right to undertake such defense. If the Grace Group undertakes the defense of any Third Party Claim, it shall control the investigation and defense thereof, except that the Grace Group shall not require any member of the Buyer Group, without its prior written consent, to take or refrain from taking any action in connection with such Third Party Claim, or make any public statement, that it reasonably considers to be against its interest, nor shall the Grace Group, without the prior written consent of Buyer, consent to any settlement that (i) requires any member of the Buyer Group to make any payment that is not fully indemnified under this Agreement or taken into account under Sections 14.2A or 14.4; and (ii) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the relevant member of the Buyer Indemnified Group against whom such Third Party Claim is asserted, a release from all liability in respect of such Third Party Claim or (iii) provides for any nonmonetary damages which would materially adversely affect the Dearborn Business; and subject to the Grace Group's control rights, the Buyer Group may participate in such investigation and defense, at its own expense, except as otherwise provided in Section 14.5(d) herein. If the Grace Group does not undertake the defense of a tendered Third Party Claim, then except as otherwise provided in Section 14.5(d), the Buyer Group shall control such investigation and defense, except that the Buyer Group shall not require a member of the Grace Group, without its prior written consent, to take or refrain from taking any action in connection with such Third Party Claim, or make any public statement, that such entity reasonably considers to be against its interest, nor shall the Buyer Group, without the prior written consent of Grace, consent to any settlement; and subject to the Buyer Group's control rights, the Grace Group may participate in such investigation and defense, at its own expense.

                  (c)  Except as otherwise provided in Section
        14.5(d), Buyer, or any other member of the Buyer Group, may undertake the defense of a Third Party Claim that the Grace Group has notified Buyer of, by notice to Grace not later than 60 calendar days after receipt by Buyer of the Grace Group's notice of the claim. Failure on the part of the Buyer Group to so notify Grace that it will undertake such defense shall be deemed to be a waiver of the Buyer Group's right to undertake such defense. If the Buyer Group undertakes the defense of any Third Party Claim, it shall control such investigation and defense, except that the Buyer Group shall not require any member of the Grace Group, without its prior written consent, to take or refrain from taking any action in connection with such Third Party Claim, or make any public statement, that it reasonably considers to be against its interest, nor shall the Buyer Group, without the prior written consent of Grace, (i) consent to any settlement that requires any member of the Grace Group to make any payment that is not fully indemnified under this Agreement; (ii) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the relevant member of the Grace Indemnified Group against whom such Third Party Claim is asserted, a release from all liability in respect of such Third Party Claim or (iii) provides for any nonmonetary damages which materially adversely affect the business conducted by the Grace Group other than the Dearborn Business and subject to the Buyer Group's control rights, the Grace Group may participate in such investigation and defense, at its own expense, except as otherwise provided in Section 14.5(d). If the Buyer Group does not undertake the defense of a tendered Third Party Claim, then except as otherwise provided in Section 14.5(d), the Grace Group shall control such investigation and defense, except that the Grace Group shall not require a member of the Buyer Group, without its prior written consent, to take or refrain from taking any action in connection with such Third Party Claim, or make any public statement, that such entity reasonably considers to be against its interest, nor shall the Grace Group, without the prior written consent of Buyer, consent to any settlement; and subject to the Grace Group's control rights, the Buyer Group may participate in such investigation and defense, at its own expense.

                  (d)  If a conflict of interest exists or is
        reasonably likely to exist between the Grace Group and the Buyer Group with respect to a Third Party Claim that would make it inappropriate in the judgment of the Claimant in its reasonable discretion for the same counsel to represent both the Claimant and the indemnifying party, then neither group shall be entitled to assume the defense thereof. In such event the Buyer Group and the Grace Group shall each be entitled to conduct its own investigation and defense, but the parties shall cooperate to conduct such investigation and defense as efficiently as possible. If a member of the Grace Group is required to indemnify the Buyer Group with respect to such Third Party Claim, it shall pay the reasonable attorneys' fees and expenses of one individual or firm representing the Buyer Group with respect thereto. If a member of the Buyer Group is required to indemnify the Grace Group with respect to such Third Party Claim, it shall pay the reasonable attorneys' fees and expenses of the individual or firm representing the Grace Group with respect thereto.

                  (e) The Buying Companies shall, and shall cause the other members of the Buyer Group to, and the Selling Companies shall, and shall cause the other members of the Grace Group to, make available to each other, their counsel and other representatives, all information and documents reasonably available to them that relate to any Third Party Claim, and otherwise cooperate as may reasonably be required in connection with the investigation and defense thereof.

             14.6 No Consequential or Lost Profit Damages for Breaches of Representations for Direct Claims. No party to this Agreement, nor any other member of the Grace Group or the Buyer Group, shall seek or be entitled to incidental, indirect or consequential damages or damages for lost profits in any claim for indemnification in a Direct Claim based upon a breach of or inaccuracy in the representations and warranties contained in Article 6 or Article 5, respectively. Nothing set forth herein will otherwise limit either party to this Agreement or any other member of the Grace Group or the Buyer Group from seeking or being entitled to incidental, indirect or consequential damages or damages for lost profits (i) in connection with any other breach of this Agreement or (ii) if such damages are payable to a third party in connection with a Third Party Claim.

             14.7 No Duplication. In the event that any circumstance which results in an adjustment to the Total Purchase Price, or would result in such an adjustment but for the limitations of Section 4.A (c)(iii)(A) or (B), would also constitute a breach of any representation or warranty by Grace under Article 5, the Selling Companies shall have no obligation to indemnify the Buying Companies with respect to such breach except pursuant to such adjustment.

             14.8 Vacation Pay. Grace will indemnify Buyer in accordance with the terms set forth on the Schedule to this
        Section 14.8.

                                ARTICLE 15
                      COOPERATION IN VARIOUS MATTERS

             15.1 Mutual Cooperation. After the Closing, each party to this Agreement shall, and shall cause its subsidiaries to, cooperate with each other party and its subsidiaries as reasonably requested by such other party in connection with the prosecution or defense of any claims or other matters relating to the Dearborn Business. Such cooperation shall include furnishing testimony and other evidence, permitting access to employees and providing information regarding the whereabouts of former employees. The requesting party shall reimburse the other party for any out-of-pocket expenses incurred by it in connection with such request and owed to third parties.

             15.2 Preservation of Buying Companies' Files and Records. Except for books and records relating to Taxes which shall be addressed in the Tax Procedures Agreement, following the Closing, the Buying Companies shall, and shall cause the other members of the Buyer Group to, preserve all files and records in their possession relating to the Dearborn Business prior to the Closing, allow the Grace Group access to such files and records and the right to make copies and extracts therefrom at any time during normal business hours, and not dispose of any of such files or records that are less than ten years old, except that at any time after the third anniversary of the Closing, any member of the Buyer Group may give Grace written notice of its intention to dispose of any files or records that are more than five years old, specifying the items to be disposed of in reasonable detail. Any member of the Grace Group may, within a period of sixty days after Grace's receipt of any such notice, notify Buyer of the Grace Group's desire to retain one or more of the items to be disposed of. Buyer shall, upon receipt of such a notice from a member of the Grace Group, deliver to such member of the Grace Group, at Grace's expense, the items that the Grace Group has elected to retain.

             15.3 Preservation of Selling Companies' Files and Records. Except for books and records relating to Taxes which shall be addressed in the Tax Procedures Agreement, following the Closing, the Selling Companies shall, and shall cause the other members of the Grace Group to, preserve all files and records in their possession relating to the Dearborn Business prior to the Closing, allow the Buyer Group access to such files and records and the right to make copies and extracts therefrom at any time during normal business hours, and not dispose of any of such files or records that are less than ten years old, except that at any time after the third anniversary of the Closing, any member of the Grace Group may give Buyer written notice of its intention to dispose of any files or records that are more than five years old, specifying the items to be disposed of in reasonable detail. Any member of the Buyer Group may, within a period of sixty days after Buyer's receipt of any such notice, notify Grace of the Buyer Group's desire to retain one or more of the items to be disposed of. Grace shall, upon receipt of such a notice from a member of the Buyer Group, deliver to such member of the Buyer Group, at Buyer's expense, the items that the Buyer Group has elected to retain.

             15.4 Publicity. Except as otherwise may be required by law, neither party shall make an initial public statement (including, without limitation, any press release) with respect to this Agreement and the other Transaction Documents, and the transactions contemplated hereby and thereby, without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. After the initial public statement, either party shall have the right to make public statements regarding this transaction without the consent of such other party.

                                ARTICLE 16
                           POST-CLOSING MATTERS

             16.1 Reports. Other than information relating to Taxes which shall be addressed in the Tax Procedures Agreement, the Buying Companies shall, and shall cause the Transferred Companies (and to the extent the Buying Companies have the right to do so, the Transferred Joint Ventures) and their respective employees to, prepare on a timely basis, in accordance with the instructions of the Grace Group, such financial and other reports and statements relating to the Dearborn Business, the Transferred Companies or the Transferred Joint Ventures for periods prior to the Closing as may be reasonably requested by Grace.

             16.2 Renewal of Guaranteed Items. Without the prior written consent of the Treasurer or any Assistant Treasurer of Grace, the Buying Companies shall not, and shall not permit the Transferred Companies (or, to the extent the Buying Companies have the right to do so, the Transferred Joint Ventures) or any other member of the Buyer Group to, renew or extend the term of, increase its obligations under, or transfer to a third party, any lease, loan, contract or other obligation for which Grace or any other member of the Grace Group is or may be liable, as guarantor, original tenant, primary obligor, or otherwise, unless all obligations of the Grace Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to Grace.

             16.3 Payment and Discharge of Certain Intercompany
        Liabilities.

                  (a) Surviving Intercompany Accounts that are not between units of the Dearborn Business shall be paid in cash, regardless of whether prior to the Closing such items would have been settled by cash payment or by other means, at the earlier of (i) 30 calendar days after receipt of an invoice therefor or (ii) the time payment is made pursuant to Section 4.7, other than the account receivable from the Dearborn Japan J.V. by Grace Japan KK which shall remain in effect pursuant to its terms. Except for Surviving Intercompany Accounts and as otherwise specifically provided in the Ancillary Agreements, any amounts owed by any member of the Grace Group to any Transferred Company or Transferred Joint Venture, or by any Transferred Company or Transferred Joint Venture to any other member of the Grace Group shall be deemed paid and discharged, effective upon the occurrence of the Closing.

                  (b) All checks written by Dearborn U.S. in the ordinary course of business prior to the Closing will be honored by Grace and all obligations of Dearborn U.S. to reimburse Grace for such checks shall be deemed paid and discharged, effective as of the Closing. All funds in the depository accounts of Dearborn U.S. on the Closing Date shall be the property of Grace, except for a disbursement account and an imprest payroll account, each of which shall have a balance of US $1,000.00 at the Closing and signatories designated by Buyer U.S.

                  (c) At Grace s request at any time and from time to time after the Closing, Buyer shall cause Dearborn U.S. to promptly reimburse Grace for any amounts paid directly by the Grace Group after the Closing to third parties on account of expenses incurred prior to the Closing that relate directly and exclusively to the Dearborn Business.

             16.4 Use of "Grace" Name. Within 90 days after the Closing, (a) Grace Dearborn, N.V., Dearborn Canada, Dearborn France, Dearborn Netherlands and Dearborn Sweden shall each change its corporate name to a name that does not include the name "Grace" and initiate any necessary legal filings with the appropriate Governmental Authority to effectuate a name change and (b) the Transferred Companies, Transferred Joint Ventures and Buying Companies shall have no right to use the "Grace" name, except that for a period ending on the later to occur of (i) six months after the Closing or (ii) November 30, 1996, the Transferred Companies, Transferred Joint Ventures and Buying Companies shall have the right to use any catalogues, sales and promotional materials and printed forms that use such name and are included in the Total Dearborn Assets or the assets of any Transferred Company or Transferred Joint Venture as of the Closing, or that have been ordered prior to the Closing for use in the Dearborn Business, but only to the extent that it is not practicable to remove or cover up the "Grace" name; provided, however, Buyer shall move as expeditiously as possible to cancel registrations with the appropriate Governmental Authorities to effectuate such name change. The Buying Companies shall use reasonable efforts to minimize such usage and to discontinue it as soon as practicable after the Closing.

             16.5 Intercompany Agreements. Except for the Intellectual Property License and Assignment Agreement between Grace and Dearborn U.S. dated as of November 30, 1995, the agreements between Grace and other members of the Grace Group that have been assigned to Dearborn U.S. thereunder, the other agreements entered into between members of the Grace Group and Dearborn U.S. in connection with the transfer to Dearborn U.S. of the Dearborn Business in the United States and the Ancillary Agreements, (a) all contracts, licenses, agreements, commitments or other arrangements between Grace or any other member of the Grace Group and any Transferred Company, Transferred Joint Venture or the Dearborn Business unit of any Selling Company, whether written or oral, and whether express or implied, pursuant to which Grace (or any other member of the Grace Group) provides management, administrative, legal, financial, accounting, data processing, insurance, technical support, or other services to the Dearborn Business or such Transferred Company or Transferred Joint Venture, or the use of any assets of any member of the Grace Group, or pursuant to which rights, privileges or benefits are accorded to the Dearborn Business or any Transferred Company or Transferred Joint Venture as a unit of the Grace Group, shall terminate as of the Closing, and
        (b) after the Closing, the Buying Companies, the Transferred Companies and the Transferred Joint Ventures shall have no rights under any similar contract, license, agreement, commitment or arrangement with Grace (or any other member of the Grace Group).

             16.6 Parent Guaranty. As soon as possible after the NMC Divestment (as defined herein), Grace shall obtain and deliver a guaranty from WRG-DE (as defined herein) of the full payment and performance of the obligations of Grace under this Agreement and the Transaction Documents, which guaranty shall be in form and substance reasonably satisfactory to Buyer. Upon receipt of such guaranty, the guaranty of WRG contained in this Agreement shall be of no further force and effect. For purposes of this Agreement,
        (i) "NMC Divestment" shall mean a transaction of which the primary purpose is Grace's divestment of its Subsidiary, National Medical Care, Inc., or to cause Grace and National Medical Care, Inc. to no longer be under common control; and (ii) "WRG-DE" shall mean Grace Holdings, Inc., a Delaware corporation, or any other public company owning all of the capital stock of Grace following the NMC Divestment.

                                ARTICLE 17
                                 EXPENSES

             17.1 Buyers' Expenses. Whether or not the transactions contemplated hereby are consummated, Buyer shall (i) pay and indemnify the Selling Companies against all expenses incurred by or on behalf of the Buying Companies in connection with the preparation, authorization, execution and performance of this Agreement and the transactions contemplated hereby, including, but not limited to, the fees and expenses of J.P. Morgan & Co. and all fees and expenses of brokers, finders, agents, representatives, counsel and accountants and (ii) pay one-half of: all recording and filing fees and other costs and expenses (other than Taxes which shall be paid in accordance with procedures set forth in the Tax Procedures Agreement) incurred in connection with the filing with a Governmental Authority (either domestic or foreign) pursuant to Section 8.2 hereof or otherwise, including, without limitation, notarial filings and similar fees applicable to the transfer to the Buying Companies of the Total Dearborn Assets, the Transferred Shares or the Transferred Interests pursuant to this Agreement.

             17.2 Sellers' Expenses. Whether or not the transactions contemplated hereby are consummated, Grace shall (i) pay and indemnify the Buying Companies against all expenses incurred by or on behalf of the Selling Companies in connection with the preparation, authorization, execution and performance of this Agreement and the transactions contemplated hereby, including, but not limited to, the fees and expenses of Merrill Lynch Pierce Fenner & Smith Incorporated and all fees and expenses of brokers, finders, agents, representatives, counsel and accountants and (iii) pay one-half of: all recording and filing fees and other costs and expenses (other than Taxes which shall be paid in accordance with procedures set forth in the Tax Procedures Agreement) incurred in connection with the filing with a Governmental Authority (either domestic or foreign) pursuant to Section
        8.2 hereof or otherwise, including, without limitation, notarial filings and similar fees applicable to the transfer to the Buying Companies of the Total Dearborn Assets, the Transferred Shares or the Transferred Interests pursuant to this Agreement.

                                ARTICLE 18
                                  NOTICES

             18.1 Notices. All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be deemed to have been duly given if in writing and delivered personally, by reputable overnight courier service or by telephone facsimile transmission (as evidenced by a confirmed receipt), addressed as follows:

             If to any of the Selling Companies or, prior to the Closing, any of the Transferred Companies or Transferred Joint Ventures:

                  c/o W. R. Grace & Co.-Conn.
                  One Town Center Road
                  Boca Raton, Florida  33486-1010
                  Attention:  Larry Ellberger
                  Fax:  (407) 362-2153

             with a copy to:

                  W. R. Grace & Co.-Conn.
                  One Town Center Road
                  Boca Raton, Florida  33486-1010
                  Attention:  Secretary
                  Fax:  (407) 362-1635

             If to any of the Buying Companies or, after the Closing, any of the Transferred Companies or Transferred Joint Ventures:

                  c/o Betz Laboratories, Inc.
                  4636 Somerton Road
                  Trevose, Pennsylvania  19053
                  Attention:  Larry B. Rankin
                  Fax:  (215) 953-2484

             with a copy to:

                  Betz Laboratories, Inc.
                  4636 Somerton Road
                  Trevose, Pennsylvania  19053
                  Attention:  General Counsel
                  Fax:  (215) 953-5536

        Any Selling Company or, prior to the Closing, any Transferred Company or Transferred Joint Venture may change the address to which such communications are to be directed to it by giving written notice to Buyer in the manner provided above. Any Buying Company or, after the Closing, any Transferred Company or Transferred Joint Venture may change the address to which such communications are to be directed to it by giving written notice to Grace in the manner provided above.

                                ARTICLE 19
                                  GENERAL

             19.1 Entire Agreement. This Agreement, including the Schedules hereto, and the other Transaction Documents set forth the entire agreement and understanding of the parties and related persons with respect to the subject matter hereof and supersede all prior agreements, arrangements and understandings relating thereto, except for the Confidentiality Agreement.

             19.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of New York, excluding (a) any conflict-of-laws provisions thereof that would otherwise require the application of the law of any other jurisdiction, and (b) if applicable, the United Nations Convention on Contracts for the International Sale of Goods.

             19.3 Submission to Jurisdiction. Each Buying Company and Selling Company hereby irrevocably submits in any suit, action or proceeding arising out of or relating to this Agreement or any of the other Transaction Documents to which it is or will be a party, or any of its obligations hereunder or thereunder, to the jurisdiction of the United States District Court for the Southern District of New York and the jurisdiction of any court of general jurisdiction of the State of New York located in New York County, and waives any and all objections to such jurisdiction that it may have under the laws of the State of New York or any other jurisdiction, except to the extent that this Agreement or any other Transaction Document specifically provides that a particular dispute is to be referred to a court in another jurisdiction or to resolution by arbitration or experts.

             19.4 Governing Language.  This Agreement in the
        English language shall be the definitive and controlling text, notwithstanding any translation into another language.

             19.5 Successors; No Third-Party Beneficiaries. This Agreement shall not be assignable by either party hereto except with the prior written consent of the other; provided, however, that the Buying Companies may transfer or assign, in whole or from time to time in part, to one or more of their Subsidiaries, the right to purchase all or a portion of the Total Dearborn Assets, Transferred Shares, Transferred Interests and the Transferred Investment, but no such transfer or assignment shall relieve Buyer of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person (including any employee or former employee) other than the Buying Companies, the Selling Companies or their successors and permitted assigns, any rights or remedies under or by reason of this Agreement. Further, no provision of this Agreement shall create any such rights in any such Persons in respect to any benefits that may be provided, directly or indirectly, under any employee compensation and benefit plans, programs, policies and arrangements (to include fringe benefits) or any plan or arrangement which may be established by Buyer or any of its affiliates.

             19.6 Amendments and Waivers. This Agreement may be amended, superseded or terminated, and any of the terms hereof may be waived, only by a written instrument specifically referring to this Agreement and specifically stating that it amends, supersedes or terminates this Agreement or waives any of its terms, executed by all parties, or in the case of a waiver, by the party waiving compliance. Failure of any party to insist upon strict compliance with any of the terms of this Agreement in one or more instances shall not be deemed to be a waiver of its rights to insist upon such compliance in the future, or upon compliance with other terms hereof.

             19.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute but one agreement.

             19.8 Captions. The captions used in this Agreement are for convenience of reference only and shall not be considered in the interpretation of the provisions hereof.


          IN WITNESS WHEREOF, the parties have executed this instrument on the date first above written.

     W. R. GRACE & CO.-CONN.            BETZ LABORATORIES, INC.

     By:  /s/ Larry Ellberger           By:  /s/ Larry V. Rankin
     Name:   Larry Ellberger            Name:   Larry V. Rankin
     Title:  Senior Vice President      Title:  Senior Vice President

          W. R. Grace & Co., a New York corporation ("WRG"), hereby unilaterally and unconditionally guarantees the full payment and performance of all obligations of W. R. Grace & Co.-Conn., a Connecticut corporation and a wholly owned subsidiary of WRG, under this Agreement and the Transaction Documents.

     W. R. GRACE & CO.

     By:  /s/ Larry Ellberger
     Name:   Larry Ellberger
     Title:  Senior Vice President


                           LOCAL FINANCING EXHIBIT

                    COUNTRIES ELIGIBLE FOR LOCAL FINANCING

          Australia

          Belgium
          Brazil
          Canada
          Columbia
          Finland
          France
          Germany
          Italy
          Netherlands
          Spain
          Sweden
          United Kingdom
          United States


                             TABLE OF CONTENTS

     Section                                                      Page

     Article 1 Definitions . . . . . . . . . . . . . . . . . . . .   2

     Article 2 Sale of Dearborn Business, Purchase Price . . . . .  15
          2.1  Sale of Business  . . . . . . . . . . . . . . . . .  15
          2.2  Total Purchase Price  . . . . . . . . . . . . . . .  16
          2.3  Local Purchase Prices . . . . . . . . . . . . . . .  16
          2.4  Exchange Rates  . . . . . . . . . . . . . . . . . .  17
          2.5  Special Purchase Price Adjustment . . . . . . . . .  17

     Article 3 Closing . . . . . . . . . . . . . . . . . . . . . .  21
          3.1  Scheduled Closing Date  . . . . . . . . . . . . . .  21
          3.2  Time and Place of Closing, Simultaneity . . . . . .  21
          3.3  Conveyances at the Closing; Payments  . . . . . . .  21
          3.4  Ancillary Agreements  . . . . . . . . . . . . . . .  23
          3.5  Intentionally Omitted . . . . . . . . . . . . . . .  24
          3.6  Method of Closing Payments  . . . . . . . . . . . .  24
          3.7  Further Assurances of the Selling Companies . . . .  26
          3.8  Further Assurances of the Buying Companies  . . . .  26
          3.8A Total Excluded Assets and Total Excluded
                Liabilities  . . . . . . . . . . . . . . . . . . .  27

     Article 4 Purchase Prices; Post-Closing Adjustments . . . . .  27
          4.1  Physical Inventory Count; Closing of Books  . . . .  27
          4.2  Definitions . . . . . . . . . . . . . . . . . . . .  28
          4.3  Computations  . . . . . . . . . . . . . . . . . . .  29
          4.4  Closing Statement . . . . . . . . . . . . . . . . .  30
          4.A  Pre-Closing Financial Statements Price
                Adjustments  . . . . . . . . . . . . . . . . . . .  30
          4.AA Post-Closing Financial Statement Price Adjustment .  31
          4.5  Acceptance  . . . . . . . . . . . . . . . . . . . .  32
          4.6  Non-Acceptance, Resolution of Disputes  . . . . . .  32
          4.B  Pre-Closing Adjustment for Certain Additional
                Liabilities  . . . . . . . . . . . . . . . . . . .  34
          4.C  Adjustment for Certain Conveyancing Problems  . . .  35
          4.D  Termination Option  . . . . . . . . . . . . . . . .  35
          4.7  Payment of Adjustments  . . . . . . . . . . . . . .  36

     Article 5 Representations by Grace  . . . . . . . . . . . . .  38
          5.1  Grace Corporate Status and Authority  . . . . . . .  38
          5.2  Transferred Companies' Organizational Status and
                Capitalization . . . . . . . . . . . . . . . . . .  39
          5.3  Transferred Joint Ventures - Corporate Status and
                Capitalization . . . . . . . . . . . . . . . . . .  41
          5.4  No Conflict . . . . . . . . . . . . . . . . . . . .  42
          5.5  Absence of Title Claims . . . . . . . . . . . . . .  42
          5.6  Financial Statements  . . . . . . . . . . . . . . .  44
          5.7  Intentionally Omitted . . . . . . . . . . . . . . .  44
          5.8  Litigation  . . . . . . . . . . . . . . . . . . . .  44
          5.9  Asset Disposition or Loss . . . . . . . . . . . . .  45
          5.10 Insurance . . . . . . . . . . . . . . . . . . . . .  45
          5.11 Contracts . . . . . . . . . . . . . . . . . . . . .  46
          5.12 Labor and Employment  . . . . . . . . . . . . . . .  47
          5.13 Employee Benefit Plans  . . . . . . . . . . . . . .  48
          5.14 Environmental Compliance  . . . . . . . . . . . . .  49
          5.15 Intellectual Property . . . . . . . . . . . . . . .  50
          5.16 Non-Environmental Licenses and Permits  . . . . . .  53
          5.17 Brokers and Finders . . . . . . . . . . . . . . . .  54
          5.18 No Undisclosed Liabilities  . . . . . . . . . . . .  54
          5.19 Assets Necessary for Conduct of the Dearborn
                Business . . . . . . . . . . . . . . . . . . . . .  54
          5.20 Accounts Receivable . . . . . . . . . . . . . . . .  54
          5.21 Inventory . . . . . . . . . . . . . . . . . . . . .  55
          5.22 Disclosure  . . . . . . . . . . . . . . . . . . . .  55
          5.23 Other Matters . . . . . . . . . . . . . . . . . . .  55

     Article 6 Representations of Buyer  . . . . . . . . . . . . .  55
          6.1  Buying Companies' Corporate Status  . . . . . . . .  55
          6.2  No Conflict . . . . . . . . . . . . . . . . . . . .  56
          6.3  Sufficient Funds  . . . . . . . . . . . . . . . . .  57
          6.4  Brokers and Finders . . . . . . . . . . . . . . . .  57

     Article 7 Investigation by the Buying Companies . . . . . . .  57
          7.1  Investigation . . . . . . . . . . . . . . . . . . .  57
          7.2  Financial Information . . . . . . . . . . . . . . .  57
          7.3  No Additional Representations . . . . . . . . . . .  57

     Article 8 Covenants of the Selling Companies and the Buying
                Companies  . . . . . . . . . . . . . . . . . . . .  58
          8.1  Access and Inquiry  . . . . . . . . . . . . . . . .  58
          8.2  Hart-Scott and Other Filings  . . . . . . . . . . .  58
          8.3  Intentionally Omitted . . . . . . . . . . . . . . .  59
          8.4  Notices to Third Parties  . . . . . . . . . . . . .  59
          8.5  Reorganization of Dearborn Business in Brazil and
                Sweden . . . . . . . . . . . . . . . . . . . . . .  60
          8.6  Reasonable Best Efforts . . . . . . . . . . . . . .  60
          8.7  Intentionally Omitted . . . . . . . . . . . . . . .  61
          8.8  Covenant Not to Compete; No Solicitation  . . . . .  61
          8.9  Notification of Certain Matters . . . . . . . . . .  62
          8.10 Resignations  . . . . . . . . . . . . . . . . . . .  63
          8.11 Confidentiality Agreements  . . . . . . . . . . . .  63
          8.12 Work's Council  . . . . . . . . . . . . . . . . . .  63

     Article 9 Conduct of Business Prior to the Closing  . . . . .  63
          9.1  Operation in Ordinary Course  . . . . . . . . . . .  64
          9.2  Disposition of Assets . . . . . . . . . . . . . . .  64
          9.3  Material Agreements . . . . . . . . . . . . . . . .  64
          9.4  Relations with Customers and Suppliers  . . . . . .  66
          9.5  Satisfaction of Debt  . . . . . . . . . . . . . . .  66

     Article 10  Conditions Precedent to the Obligations of the
                  Buying Companies . . . . . . . . . . . . . . . .  66
          10.1 Intentionally Omitted . . . . . . . . . . . . . . .  66
          10.2 Performance of Covenants and Agreements . . . . . .  66
          10.3 Hart-Scott-Rodino Act and Other Governmental
                Approvals  . . . . . . . . . . . . . . . . . . . .  66
          10.4 Certificate of Grace  . . . . . . . . . . . . . . .  67
          10.5 Litigation  . . . . . . . . . . . . . . . . . . . .  67

     Article 11  Conditions Precedent to the Obligations
                  of the Selling Companies . . . . . . . . . . . .  67
          11.1 Intentionally Omitted . . . . . . . . . . . . . . .  67
          11.2 Performance of Covenants and Agreements . . . . . .  67
          11.3 Hart-Scott-Rodino Act and Other Governmental
                Approvals  . . . . . . . . . . . . . . . . . . . .  68
          11.4 Intentionally Omitted . . . . . . . . . . . . . . .  68
          11.5 Litigation  . . . . . . . . . . . . . . . . . . . .  68
          11.6 Certificate of Buyer  . . . . . . . . . . . . . . .  68

     Article 12  Employee Matters  . . . . . . . . . . . . . . . .  69
          12.1 Employees of Transferred Companies and Transferred
                Joint Ventures . . . . . . . . . . . . . . . . . .  69
          12.2 Current, Continued and Transitional Service
                Employees  . . . . . . . . . . . . . . . . . . . .  69
          12.3 Positions Offered to Current Employees  . . . . . .  70
          12.4 Employee Benefit Plans  . . . . . . . . . . . . . .  70
          12.5 Vacation  . . . . . . . . . . . . . . . . . . . . .  71
          12.6 Severance Arrangements  . . . . . . . . . . . . . .  72
          12.7 Post-Closing Severance Benefits For Salaried
                Dearborn Business Employees  . . . . . . . . . . .  73
          12.8 Executive Compensation  . . . . . . . . . . . . . .  75
          12.9 Inactive Current Employees  . . . . . . . . . . . .  76
          12.10  Expatriate Employees  . . . . . . . . . . . . . .  76
          12.11  Terms of Employment . . . . . . . . . . . . . . .  76
          12.12  Recognition of Seniority  . . . . . . . . . . . .  77
          12.13  Employee Information Sharing  . . . . . . . . . .  77
          12.14  Transfer of Employees of the Brazilian Business .  77

     Article 13  Termination . . . . . . . . . . . . . . . . . . .  77
          13.1 Rights to Terminate . . . . . . . . . . . . . . . .  77
          13.2 Consequences of Termination . . . . . . . . . . . .  78

     Article 14  Indemnification . . . . . . . . . . . . . . . . .  78
          14.1 Definitions . . . . . . . . . . . . . . . . . . . .  78
          14.2 Sellers' Indemnification  . . . . . . . . . . . . .  79
          14.2A  Environmental Indemnification . . . . . . . . . .  79
          14.3 Buyers' Indemnification . . . . . . . . . . . . . .  84
          14.4 Limitations . . . . . . . . . . . . . . . . . . . .  86
          14.5 Defense of Third Party Claims . . . . . . . . . . .  86
          14.6 No Consequential or Lost Profit Damages for
                Breaches of Representations for Direct Claims  . .  90
          14.7 No Duplication  . . . . . . . . . . . . . . . . . .  90
          14.8 Vacation Pay  . . . . . . . . . . . . . . . . . . .  90

     Article 15  Cooperation in Various Matters  . . . . . . . . .  91
          15.1 Mutual Cooperation  . . . . . . . . . . . . . . . .  91
          15.2 Preservation of Buying Companies' Files and
                Records  . . . . . . . . . . . . . . . . . . . . .  91
          15.3 Preservation of Selling Companies' Files and
                Records  . . . . . . . . . . . . . . . . . . . . .  91
          15.4 Publicity . . . . . . . . . . . . . . . . . . . . .  92

     Article 16  Post-Closing Matters  . . . . . . . . . . . . . .  92
          16.1 Reports . . . . . . . . . . . . . . . . . . . . . .  92
          16.2 Renewal of Guaranteed Items . . . . . . . . . . . .  92
          16.3 Payment and Discharge of Certain Intercompany
                Liabilities  . . . . . . . . . . . . . . . . . . .  93
          16.4 Use of "Grace" Name . . . . . . . . . . . . . . . .  94
          16.5 Intercompany Agreements . . . . . . . . . . . . . .  94
          16.6 Parent Guaranty . . . . . . . . . . . . . . . . . .  95

     Article 17  Expenses  . . . . . . . . . . . . . . . . . . . .  95
          17.1 Buyers' Expenses  . . . . . . . . . . . . . . . . .  95
          17.2 Sellers' Expenses . . . . . . . . . . . . . . . . .  96

     Article 18  Notices . . . . . . . . . . . . . . . . . . . . .  96
          18.1 Notices.  . . . . . . . . . . . . . . . . . . . . .  96

     Article 19  General . . . . . . . . . . . . . . . . . . . . .  98
          19.1 Entire Agreement  . . . . . . . . . . . . . . . . .  98
          19.2 Governing Law . . . . . . . . . . . . . . . . . . .  98
          19.3 Submission to Jurisdiction  . . . . . . . . . . . .  98
          19.4 Governing Language  . . . . . . . . . . . . . . . .  98
          19.5 Successors; No Third-Party Beneficiaries  . . . . .  98
          19.6 Amendments and Waivers  . . . . . . . . . . . . . .  99
          19.7 Counterparts  . . . . . . . . . . . . . . . . . . .  99
          19.8 Captions. . . . . . . . . . . . . . . . . . . . . .  99